SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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EXCHANGE ACT OF 1934

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KEYCORP

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127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

March 31, 2004

DEAR SHAREHOLDER:

      You are cordially invited to attend the 2004 Annual Meeting of Shareholders of KeyCorp which will be held at The Forum Conference Center, 1375 East Ninth Street, Cleveland, Ohio, on Thursday, May 13, 2004, at 8:30 a.m., local time.

      All holders of record of KeyCorp Common Shares as of March 16, 2004 are entitled to vote at the 2004 Annual Meeting.

      As described in the accompanying Notice and Proxy Statement, you will be asked to elect five directors for three-year terms expiring in 2007, to consider proposals to approve the KeyCorp 2004 Equity Compensation Plan and the KeyCorp Annual Performance Plan, and to ratify the appointment of Ernst & Young LLP as independent auditors for 2004.

      KeyCorp’s Annual Report for the year ended December 31, 2003 is enclosed.

      Your proxy card is enclosed. You can vote your shares by telephone, the internet, or by mailing your signed proxy card in the enclosed return envelope. Specific instructions for voting by telephone or the internet are attached to the proxy card.

Sincerely,

HENRY L. MEYER III
Chairman of the Board

127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 13, 2004

      The 2004 Annual Meeting of Shareholders of KeyCorp will be held at The Forum Conference Center, 1375 East Ninth Street, Cleveland, Ohio, on May 13, 2004, at 8:30 a.m., local time, for the following purposes:

1. To elect five directors to serve for three-year terms expiring in 2007;

2. To approve the KeyCorp 2004 Equity Compensation Plan;

3. To approve the KeyCorp Annual Performance Plan;

4. To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors for KeyCorp for the fiscal year ending December 31, 2004; and

5. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

      Only holders of KeyCorp Common Shares of record as of the close of business on March 16, 2004 have the right to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

By Order of the Board of Directors

PAUL N. HARRIS
Secretary

March 31, 2004

      YOUR VOTE IS IMPORTANT. YOU CAN VOTE YOUR SHARES BY TELEPHONE, THE INTERNET, OR BY MAILING YOUR SIGNED PROXY CARD IN THE RETURN ENVELOPE ENCLOSED WITH THE PROXY CARD FOR THAT PURPOSE. SPECIFIC INSTRUCTIONS FOR VOTING BY TELEPHONE OR THE INTERNET ARE ATTACHED TO THE PROXY CARD.

127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

PROXY STATEMENT

       This Proxy Statement is furnished commencing on or about March 31, 2004 in connection with the solicitation on behalf of the Board of Directors of KeyCorp of proxies to be voted at the 2004 Annual Meeting of Shareholders on May 13, 2004, and at all postponements and adjournments thereof. All holders of record of KeyCorp Common Shares at the close of business on March 16, 2004 are entitled to vote. On that date there were 415,278,336 KeyCorp Common Shares outstanding and entitled to vote at the meeting, and each such share is entitled to one vote on each matter to be considered. At the meeting, a majority of the outstanding KeyCorp Common Shares shall constitute a quorum.

Issue One

ELECTION OF DIRECTORS

      In accordance with KeyCorp’s Amended and Restated Regulations, the Board of Directors of KeyCorp (also sometimes referred to herein as the “Board”) has been fixed as of the 2004 Annual Meeting at 15 members, divided into three classes of five members each. The terms of these classes will expire in 2005, 2006, and 2007, respectively. The nominees for directors for terms expiring in 2007 are listed below. All properly appointed proxies will be voted for these nominees unless contrary specifications are properly made, in which case the proxy will be voted or withheld in accordance with such specifications. All nominees are current members of the Board. Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of such person, if any, as shall be recommended by the Board or for holding a vacancy to be filled by the Board at a later date. The Board has no reason to believe that the persons listed as nominees will be unable to serve. In the election of directors, the properly nominated candidates receiving the greatest number of votes shall be elected.

      Pursuant to rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following information lists, as to nominees for director and directors whose terms of office will continue after the 2004 Annual Meeting, the principal occupation or employment, age, the year in which each first became a director of KeyCorp, and directorships in registered investment companies or companies having securities which are registered pursuant to, or which are subject to certain provisions of, the Exchange Act. The information provided is as of January 1, 2004 unless otherwise indicated. KeyCorp was formed as a result of the merger on March 1, 1994 of the former KeyCorp, a New York corporation (“Old Key”), into Society Corporation, an Ohio corporation (“Society”), whereupon Society changed its name to KeyCorp. In the case of nominees or continuing directors who were directors of Old Key, the year in which such individual became a director of Old Key is also included in the following information. Except as otherwise indicated, each nominee or continuing director has had the same principal occupation or employment during the past five years.

NOMINEES FOR TERMS EXPIRING IN 2007

ALEXANDER M. CUTLER
Since 2000, Chairman and Chief Executive Officer, Eaton Corporation (global manufacturing company). Previously, President and Chief Operating Officer, Eaton Corporation. Age 52. KeyCorp director since 2000. Director, Eaton Corporation and Axcelis Technologies Inc.

DOUGLAS J. McGREGOR
Since 1998, Principal, C.A.M. Investments (financial investor) and, since 1998, Retired Chairman and Chief Executive Officer, M.A. Hanna Company (specialty chemicals). Previously, (2000-2002), President and Chief Operating Officer, Burlington Industries, Inc. (textile company that filed for reorganization in federal bankruptcy court in November 2001 and which proceedings are still pending) and Chairman and Chief Executive Officer (1997-1998), M.A. Hanna Company. Age 62. KeyCorp director since 1995. Director, Vulcan Materials Company.

EDUARDO R. MENASCÉ
Since 2000, President of Enterprise Solutions Group of Verizon Communications, Inc. (telecommunications). Previously, Chairman and Chief Executive Officer, CTI Movil (telecommunications). Age 58. KeyCorp director since 2002. Director, Pitney Bowes Inc.

HENRY L. MEYER III
Since 2001, Chairman, President, and Chief Executive Officer, KeyCorp. Previously, President and Chief Operating Officer, KeyCorp. Age 54. KeyCorp director since 1996. Director, Continental Airlines, Inc. and Lincoln Electric Holdings, Inc.

PETER G. TEN EYCK, II President, Indian Ladder Farms (commercial orchard). Age 65. KeyCorp director since 1994 (Old Key director since 1979).

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2005

EDWARD P. CAMPBELL
Since March 12, 2004, Chairman and Chief Executive Officer, Nordson Corporation (capital equipment). Previously, President and Chief Executive Officer, Nordson Corporation. Age 54. KeyCorp director since 1999. Director, Nordson Corporation and OMNOVA Solutions, Inc.

CHARLES R. HOGAN
President and Chief Executive Officer, Citation Management Group (real estate developments and asset management for commercial and residential properties). Age 66. KeyCorp director since 1994 (Old Key director since 1993).

LAURALEE E. MARTIN
Since 2001, Chief Financial Officer, Jones Lang LaSalle, Inc. (real estate services). Previously, Chief Financial Officer, Heller Financial, Inc. (commercial finance company). Age 53. KeyCorp director since 2003. Director, Gables Residential Trust.

BILL R. SANFORD
Chairman, SYMARK LLC (technology commercialization and business development) and Executive Founder and Retired Chairman, President, and Chief Executive Officer, STERIS Corporation (infection and contamination prevention systems, products and services). Age 59. KeyCorp director since 1999. Director, Wilson Greatbatch Technologies, Inc.

DENNIS W. SULLIVAN
Since January 1, 2004, Retired Executive Vice President, Parker Hannifin Corporation (industrial and aerospace motion control components and systems). Previously, Executive Vice President, Parker Hannifin Corporation. Age 65. KeyCorp director since 1993. Director, Ferro Corporation.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2006

WILLIAM G. BARES
Since 2003, Chairman and Chief Executive Officer, The Lubrizol Corporation (high performance fluid technologies company). Previously, Chairman, President, and Chief Executive Officer, The Lubrizol Corporation. Age 62. KeyCorp director since 1987. Director, The Lubrizol Corporation, Applied Industrial Technologies, Inc., and Oglebay Norton Company.

DR. CAROL A. CARTWRIGHT President, Kent State University (state university). Age 62. KeyCorp director since 1997. Director, The Davey Tree Expert Co., FirstEnergy Corp., and PolyOne Corporation.

HENRY S. HEMINGWAY
President, Hemingway Enterprises, Inc. (holding company); President, Town & Country Life Insurance Company, a subsidiary of Hemingway Enterprises, Inc. Age 50. KeyCorp director since 1994 (Old Key director since 1987).

STEVEN A. MINTER
Since 2003, Retired President and Executive Director, The Cleveland Foundation (philanthropic foundation) and Executive-In-Residence, Cleveland State University (state university). Previously, President and Executive Director, The Cleveland Foundation. Age 65. KeyCorp director since 1987. Director, Goodyear Tire and Rubber Company.

THOMAS C. STEVENS
Since 2001, Vice Chairman and Chief Administrative Officer, KeyCorp. Previously, Senior Executive Vice President, General Counsel, and Secretary, KeyCorp. Age 54. KeyCorp director since 2001.

      Mr. Hemingway is the President of Town & Country Life Insurance Company, which insures several former officers and directors of Key Bank of Idaho and Key Bank of Utah (which have merged into KeyBank National Association). In 2003, KeyCorp paid premiums on these policies totaling approximately $161,000. In 2004, KeyCorp is not directly paying premiums on the policies as earnings from the policies will be used to keep them in force. Mr. Hogan is a partner in CRH Investments, which is the landlord under a lease for a KeyBank National Association branch. In 2003, the rent paid under the lease was approximately $142,000. One or more of KeyCorp’s directors serve on boards or advisory boards of KeyCorp subsidiaries or affiliates and receive standard fees for such service. Some of KeyCorp’s executive officers and directors were customers of one or more of KeyCorp’s subsidiary banks or other subsidiaries during 2003 and had transactions with such banks or other subsidiaries in the ordinary course of business. In addition, some of the directors are officers of, or have a relationship with, corporations or are members of partnerships that were customers of such banks or other subsidiaries during 2003 and had transactions with such banks or other subsidiaries in the ordinary course of business. All loans included in such transactions were made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features. Similar transactions continue to be effected during 2004.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

      Board of Directors. During the year ended December 31, 2003, there were six meetings of KeyCorp’s Board of Directors. Each continuing member of KeyCorp’s Board attended at least 75% of the aggregate of the meetings held by KeyCorp’s Board of Directors and the meetings held by the committees of the Board on which such member served during 2003.

      KeyCorp Board members are expected to attend KeyCorp’s Annual Meetings of Shareholders. All Board members attended the 2003 Annual Meeting.

      KeyCorp’s Board of Directors currently exercises certain of its powers through its Audit, Compensation, Executive, Finance, and Nominating and Corporate Governance Committees. The Charters of all Committees are posted on KeyCorp’s website: www.key.com/ir.

      Audit Committee. Ms. Martin and Messrs. Campbell (Chair), Menascé, Minter, Sanford, and Ten Eyck are the current members of the Audit Committee. The functions of this Committee generally include matters such as oversight review of the financial information provided to KeyCorp’s shareholders, appointment of KeyCorp’s independent auditors, review of fees and services of the independent auditors, oversight review of the material examinations of KeyCorp and its affiliates conducted by federal and state regulatory and supervisory authorities, service as the audit committee of KeyCorp’s banking subsidiaries, oversight review of risk management policies and procedures including primary oversight of audit, financial reporting, compliance, legal, and information security and fraud risk matters, and supervision and direction of any special projects or investigations deemed necessary. KeyCorp’s Audit Committee met thirteen times in 2003. A copy of the Committee Charter is attached as Appendix A.

      Compensation Committee. Dr. Cartwright, Cecil D. Andrus (who is retiring as a Director at the 2004 Annual Meeting), and Messrs. Bares, Cutler (Chair) and Sullivan are the current members of KeyCorp’s Compensation Committee. The functions of this Committee generally include matters such as review and approval of KeyCorp’s salary administration programs, determination of the compensation and terms of employment of senior management, determination of participants and awards under executive incentive compensation plans and supplemental compensation plans, approval of (or amendments to) employee and officer retirement, compensation and benefit plans, review of organization structure and staffing, and review of management structure, development, and succession planning. KeyCorp’s Compensation Committee met nine times in 2003.

      Executive Committee. Dr. Cartwright and Messrs. Hogan, Meyer (Chair), Sanford, Stevens, Sullivan, and Ten Eyck are the current members of KeyCorp’s Executive Committee. The functions of the Executive Committee are to exercise the authority of the Board of Directors, to the extent permitted by law, on any matter requiring Board or Board committee action between Board or Board committee meetings. The Executive Committee met one time in 2003.

      Finance Committee. Messrs. Hemingway, Hogan, McGregor (Chair), and Stevens are the current members of KeyCorp’s Finance Committee. The functions of the Finance Committee generally include matters such as the oversight review of KeyCorp’s capital structure and capital management strategies, the exercise of the authority of the Board of Directors in connection with the authorization, sale and issuance by KeyCorp of debt and equity securities, the making of recommendations to the Board of Directors with respect to KeyCorp’s dividend policy, the oversight review of KeyCorp’s asset/liability management policies and strategies, the oversight review of compliance with regulatory capital requirements of KeyCorp and its bank subsidiaries, the oversight review of KeyCorp’s capital expenditure process and KeyCorp’s portfolio of “Corporate-Owned Life Insurance,” and oversight review of risk management matters relating to credit risk, market risk, interest rate risk, and liquidity risk. The Finance Committee met six times in 2003.

      Nominating and Corporate Governance Committee. Messrs. Andrus, Bares (Chair), Cutler, and McGregor are members of KeyCorp’s Nominating and Corporate Governance Committee. The functions of the Committee include matters such as oversight of board corporate governance matters generally and review and recommendation of director compensation plans. The Nominating and Corporate Governance Committee met five times in 2003.

      The Nominating and Corporate Governance Committee identifies and reviews the qualifications of prospective directors and recommends to the Board candidates for election as directors. Nominations for the election of directors by KeyCorp’s Board of Directors may be made by the affirmative vote of a majority of the directors then in office. Shareholders and Board members may submit to the Chair of the Committee any potential nominee that the shareholder or director would like to suggest. The Committee presently uses the search firm of SpencerStuart to aid the Committee in identifying candidates.

      Any shareholder recommendation for a director nominee should contain background information concerning the recommended nominee, including, (a) the name, age, business, and residence address of such person; (b) the principal occupation or employment of such person for the last five years; (c) the class and number of shares of capital stock of KeyCorp that are beneficially owned by such person; (d) all positions of such person as a director, officer, partner, employee, or controlling shareholder of any corporation or other business entity; (e) any prior position as a director, officer, or employee of a depository institution or any company controlling a depository institution; and (f) a statement of whether such individual would be willing to serve if nominated or elected. Any shareholder recommendation should also include, as to the shareholder giving the written notice, (a) a representation that the shareholder is a holder of record of shares of KeyCorp entitled to vote at the meeting at which directors are to be elected and (b) a description of all arrangements or understandings between the shareholder and such recommended person and any other person or persons (naming such person or persons). Shareholder nominations must be provided to the Secretary of KeyCorp not less than 60 nor more than 90 days prior to the meeting. The Secretary will forward the materials to the Chair of the Committee.

      The Committee uses the following criteria in director recruitment: (a) the nominee should be the most senior or second most senior officer of a large institution (profit or nonprofit), i.e. the number one or two officer; (b) the nominee should have a high level of expertise in areas of importance to KeyCorp (such as technology, global commerce, finance, management, etc.); (c) in the case of outside directors, the nominee should meet the “independence” criteria set forth in KeyCorp’s Standards for Determining Independence of Directors; (d) the nominee should not be serving as a director of more than two other public companies, except that if the nominee is an executive officer of a public company, the nominee may also be serving as a director on the board of such public company; (e) the nominee must be capable of working with the rest of the Board and contributing to the overall Board process (i.e. a pre-condition to consideration of a potential nominee is that he or she has impeccable integrity and other requisite personal characteristics and is willing to make the required time commitment); and (f) additional factors in evaluating the above skills would be a preference for nominees that improve the diversity of the Board in terms of gender, race, religion and/or geography. The above criteria are not rigid rules that must be satisfied in each case, but are flexible guidelines to assist in evaluating and focusing the search for director candidates.

      Director Compensation. Directors (other than Messrs. Meyer and Stevens who receive no director fees) receive fees consisting of a $35,000 annual retainer, payable in quarterly installments, and $1,500 for attendance at each Board or committee meeting. Outside directors who serve as committee chairpersons receive additional compensation of $2,500 per quarter.

      Under KeyCorp’s Directors’ Deferred Share Plan (the “Directors’ Plan”), each of the non-employee directors is automatically granted, on an annual basis, “phantom” KeyCorp Common Shares (“Deferred Shares”) having an aggregate value equal to 200% of the annual cash retainer payable to a director. Each grant is subject to a minimum three-year deferral period which is accelerated upon a director’s retirement or death. The Deferred Shares are paid in Common Shares, cash, or a combination of Common Shares and cash, as determined annually by the Nominating and Corporate Governance Committee. In 2003, each Director was granted 2,681 Deferred Shares, one-half of which are payable in Common Shares and the other one-half payable in cash. Messrs. Meyer and Stevens were not eligible to participate in the Directors’ Plan during 2003 because they were employees of KeyCorp.

      Under the KeyCorp Director Deferred Compensation Plan, directors are given the opportunity to defer for future distribution payment of director fees and further defer payment of Deferred Shares. Deferred payments of director fees are invested in either an interest bearing account (at an interest rate equal to  1/2% higher than the effective annual yield of the Moody’s Average Corporate Bond Yield Index) or a KeyCorp Common Shares account (in which the directors’ deferred compensation is invested on a bookkeeping basis in “phantom” KeyCorp Common Shares which are accrued quarterly but cannot be voted or transferred during the deferral period). Deferred payments of Deferred Shares only are invested in the Common Shares account. Distributions to the directors under the Director Deferred Compensation Plan in respect to the interest bearing account are in the form of cash and under the Common Shares account are in the form of KeyCorp Common Shares.

CORPORATE GOVERNANCE GUIDELINES

      The Board of Directors has established and follows a corporate governance program and has assigned the Nominating and Corporate Governance Committee responsibility for the program. Following are KeyCorp’s Corporate Governance Guidelines as adopted by the Board of Directors upon recommendation of the Nominating and Corporate Governance Committee.

      I. DIRECTOR RESPONSIBILITY

      Members of the Board of Directors are expected to exercise their business judgment to act in what they believe to be in the best interests of KeyCorp. In discharging this responsibility, Board members are entitled to rely on the honesty and integrity of KeyCorp’s senior officers and outside advisors and consultants. Board members are expected to attend Board meetings and meetings of committees upon which they serve and to review materials distributed in advance of meetings.

      II. BOARD OF DIRECTORS SELF ASSESSMENT

      The Board conducts an annual self-assessment process of the Board under the auspices of the Nominating and Corporate Governance Committee through self-assessment questionnaires to all Board members. The results of the director self-assessment questionnaires are reviewed by the Board and changes in KeyCorp’s corporate governance process are based on the results of the Board’s review and analysis of the self-assessment questionnaires. Pursuant to the self-assessment process, the Board reviews, among other matters, agenda items, meeting presentations, advance distribution of agendas and materials for Board meetings, interim communications to directors, and access to and communications with senior management.

      III. EXECUTIVE SESSIONS OF OUTSIDE DIRECTORS

      At every regularly scheduled Board meeting, the outside directors meet in executive session without inside directors or executive management present. The Chair of the Nominating and Corporate Governance Committee presides over these executive sessions.

      IV. BOARD COMPOSITION

      Not more than three directors will be “inside” directors (i.e., directors who are at the time also officers of KeyCorp). A retired Chief Executive Officer of KeyCorp shall no longer serve on the Board after he or she ceases to hold such office, except for a short (approximately 6 months or less) interim transition period in which such person may serve as Chairman of the Board after ceasing to be Chief Executive Officer.

      V. DIRECTOR INDEPENDENCE

      The Board has adopted standards for determining “independence” of directors and determined that at least two-thirds of KeyCorp’s directors and all members of the Board committees performing the audit, compensation, corporate governance, and nominating functions must meet these independence standards. The standards for determining independence are [discussed on pages 13 and 14 of this Proxy Statement]. In addition, members of the Audit Committee are not permitted to receive any compensation from KeyCorp other than the compensation described in Section IX below.

      VI. DIRECTOR LEGAL OR CONSULTING FEES

      The Board has determined that in the event that a director or a firm affiliated with a director performs legal, consulting or other advisory services for KeyCorp, the amount of fees for such legal, consulting or advisory services payable to such director and such director’s affiliated firm in any calendar year shall not exceed $50,000 in the aggregate unless the Audit Committee otherwise approves.

      VII. DIRECTOR RETIREMENT

      The Board has adopted a retirement policy whereby an incumbent director is not eligible to stand for election as a director upon reaching age 70. Under the policy, a director is also requested to submit his or her resignation from the Board to the Nominating and Corporate Governance Committee in the event that the director retires from or otherwise leaves his or her principal occupation or employment. The Nominating and Corporate Governance Committee can choose to accept or reject the resignation.

      VIII. DIRECTOR RECRUITMENT

      The Board has adopted a formal policy delineating director recruitment guidelines to be followed by the Board in identifying and recruiting director nominees for Board membership. The policy guidelines are designed to help insure that KeyCorp is able to attract outstanding persons as director nominees to the Board.

      IX. DIRECTOR COMPENSATION

      The Board has determined that approximately 50% (in value) of the Board’s compensation should be equity compensation in order to more closely align the economic interests of directors and shareholders. In addition, each year the Board reviews the cash component of its compensation which is in the form of director fees.

      X. DIRECTOR STOCK OWNERSHIP GUIDELINES

      KeyCorp has adopted stock ownership guidelines for KeyCorp’s outside directors which specify that each outside director should, by the fourth anniversary of such director’s initial election, own at least 7,500 KeyCorp Common Shares, of which at least 1,000 shares should be directly owned by the director and be in the form of actual shares. For purposes of these guidelines, except for the 1,000 actual share requirement, Common Shares include actual shares, deferred or phantom stock units, and restricted shares. Current outside directors at the time of adoption of this guideline are expected to meet these stock ownership guidelines by December 31, 2006.

      XI. DIRECTOR ORIENTATION

      A new director orientation is conducted for all new directors. The orientation consists of meetings with the Chief Executive Officer, Vice Chairman, and other members of senior management including the senior officer who acts as the liaison for the committee(s) upon which the new director will serve.

      XII. DIRECTOR CONTINUING EDUCATION

      Each outside director (other than those directors who are in their final term) is expected to attend an Institutional Shareholder Services (ISS) approved director training or education session before KeyCorp’s 2006 Annual Meeting of Shareholders. In the case of directors first elected to the Board after the 2003 Annual Meeting of Shareholders, if they have not previously attended an ISS approved director training or education session at the time they become a director of KeyCorp, they are expected to attend such a session within a year after their election as a director. KeyCorp will reimburse the reasonable costs and expenses of the training or education session incurred by the director (not including spousal expenses), including registration fees, travel, hotel accommodations and related meals, provided, however, if a director attends an ISS approved session which will cover another company on whose board the director also serves, KeyCorp will, if the other company is willing, appropriately share the costs and expenses with the other company. Each director is asked to give a brief report on the session he or she attended. Management will circulate brochures to directors of sessions. Directors are asked to advise management when they are signing up for a session.

      XIII. REPRICING OPTIONS

      The Board has determined that KeyCorp will not reprice options.

      XIV. ONE YEAR HOLDING OF OPTION SHARES

      The Compensation Committee has adopted a policy that stock options granted to the Chief Executive Officer, the Chief Administrative Officer, the Chief Financial Officer and all other Section 16 executives of KeyCorp will contain a provision requiring that all net shares obtained upon exercise of the option (less the applicable exercise price and withholding taxes) must be held for at least one year following the exercise date or, if later, until the executive’s stock ownership meets KeyCorp’s stock ownership guidelines. The policy applies to all options granted to such officers from and after the policy’s adoption.

      XV. SENIOR EXECUTIVE STOCK OWNERSHIP GUIDELINES

      KeyCorp has adopted stock ownership guidelines for KeyCorp’s senior executives which specify that the Chief Executive Officer should own KeyCorp Common Shares with a value equal to at least six times salary, that all direct reports to the Chief Executive Officer should own KeyCorp Common Shares with a value equal to at least four times their respective salary, and other senior executives who are on KeyCorp’s Executive Council and participate in KeyCorp’s long term incentive plan should own KeyCorp Common Shares with a value at least equal to two times their respective salary. Newly hired executives and executives whose stock ownership did not meet the most recent guidelines at the time of adoption have a reasonable period to achieve the specified level of ownership. For purposes of these guidelines, Common Shares include actual shares, restricted shares and phantom stock units.

      XVI. EXTENSIONS OF CREDIT COLLATERALIZED BY KEYCORP STOCK

      The Board has determined that neither KeyCorp nor its subsidiaries will extend to any director or executive officer covered by KeyCorp’s stock ownership guidelines credit collateralized by KeyCorp stock.

      XVII. FORMAL EVALUATION OF CHIEF EXECUTIVE OFFICER

      The Compensation Committee conducts an annual evaluation of the Chief Executive Officer which includes soliciting input from the full Board. The results of the annual evaluation are discussed with the Board as a whole in executive session.

      XVIII. ACCESS TO MANAGEMENT AND INDEPENDENT ADVISORS

      Board members have complete access to KeyCorp’s management. If the Board member feels that it would be appropriate, the member is asked to inform the Chief Executive Officer of his or her contact with the officer in question. Members of senior management normally attend portions of each Board meeting. The Board may, when appropriate, obtain advice and assistance from outside advisors and consultants.

      XIX. SUCCESSION PLANNING/MANAGEMENT DEVELOPMENT

      The Chief Executive Officer presents an annual report to the Compensation Committee on succession planning and KeyCorp’s program for management development. The Compensation Committee in turn reviews these discussions, and their own independent deliberations, with the Board as a whole.

XX.	AUDITOR PROHIBITED FROM DOING PERSONAL TAX WORK FOR SENIOR EXECUTIVE OFFICERS

      KeyCorp’s independent auditors shall not serve as the personal tax advisors or preparers for KeyCorp senior executives who are members of KeyCorp’s Executive Council and who participate in KeyCorp’s long term incentive plan. This guideline shall be effective for the 2003 tax year and thereafter.

      XXI. CORPORATE GOVERNANCE FEEDBACK

      The Board encourages management to meet periodically with significant investors to discuss KeyCorp’s corporate governance practices. Management reports the results of the meetings to the Nominating and Corporate Governance Committee in order that the Board can more readily consider the views of significant investors when the Board shapes its corporate governance practices.

      XXII. COMMITTEE STRUCTURE

      The Board exercises certain of its powers through its Audit, Compensation, Nominating and Corporate Governance, Executive, and Finance Committees. Each Committee has a Charter that defines the scope of its duties and responsibilities. Each Committee reviews its Charter annually and recommends its approval to the full Board which in turn approves the Charter. The Audit, Compensation, and Nominating and Corporate Governance Committees are comprised of only independent directors. Each Board member sits on at least one Committee. The frequency, length and agendas of Committee meetings are determined by the Committee Chair in consultation with Committee members and appropriate members of senior management. The Committee Chair reports to the full Board on the matters undertaken at each Committee meeting. The Audit, Compensation, and Nominating and Corporate Governance Committees (which consist solely of independent directors) meet in executive session for a portion of each Committee meeting.

PRESIDING DIRECTOR

      Under Section III of the KeyCorp Corporate Governance Guidelines, the Board of Directors has selected the Chair of the Nominating and Corporate Governance Committee to preside over the executive sessions of the outside directors of the Board. KeyCorp has established procedures to permit confidential, anonymous (if desired) submissions to the presiding director of concerns regarding KeyCorp. Interested parties may make their comments and views about KeyCorp known to the outside directors by directly contacting the presiding director by mailing a statement of their comments and views to KeyCorp at its corporate headquarters in Cleveland, Ohio. Such correspondence should be addressed to the Presiding Director, KeyCorp Board of Directors, care of the Secretary of KeyCorp, and marked “Confidential.”

DIRECTOR INDEPENDENCE

      As part of its Corporate Governance Guidelines, the Board has adopted categorical standards to determine Director independence which conform to the New York Stock Exchange independence standards.

The specific KeyCorp standards are set forth on KeyCorp’s website: www.key.com/ir. Generally, under these standards, a director is not independent:

      1) if, within the past three years, he or she or an immediate family member has received more than $100,000 per year from KeyCorp (other than current or deferred director fees) (directly compensated individual);

      2) if, within the past three years, he or she has been employed by KeyCorp or an immediate family member has been an executive officer of KeyCorp (former employee);

      3) if, within the past three years, he or she has been affiliated with or employed by KeyCorp’s independent auditors or an immediate family member has been affiliated with or employed in a professional capacity by KeyCorp’s independent auditors (former auditor);

      4) if, within the past three years, he or she has been employed by a company upon whose Board an executive officer of KeyCorp concurrently serves or an immediate family member has been employed as an executive officer by a company upon whose compensation committee an executive officer of KeyCorp concurrently serves (interlocking director);

      5) if he or she is affiliated with a firm that is an attorney, investment advisor, or consultant to KeyCorp (attorney, investment banker, or consultant);

      6) if, within the past three years, he or she has been employed by, or an immediate family member has been an executive officer of, a significant customer or supplier of KeyCorp. An entity is a significant customer of KeyCorp if KeyCorp’s annual revenues attributable to the customer exceed 1% of KeyCorp’s total annual revenues or if the customer makes payments for property or services to KeyCorp in an amount that exceeds the greater of $1 million or 2% of the customer’s total annual revenue. Likewise, an entity is a significant supplier of KeyCorp if the amount paid to the supplier by KeyCorp exceeds the lesser of (i) 1% of KeyCorp’s total non-interest expense or (ii) the greater of $1 million or 2% of the supplier’s total annual revenue (significant customer or supplier);

      7) if, within the past three years, he or she has been employed as an executive officer of a not-for-profit entity that has received significant contributions from KeyCorp. An entity will be deemed to have received significant contributions from KeyCorp if KeyCorp’s annual contribution to the entity exceeds the greater of $1 million or 2% of the entity’s annual revenues (significant charitable contribution recipient); or

      8) if he or she is or is affiliated with an entity that has a loan from KeyCorp which a) was not made in the ordinary course of business by a KeyCorp subsidiary, b) was not made on the same terms as comparable transactions with other persons, c) involved when made more than the normal risk of collectibility, or d) is characterized as criticized or classified by the KeyCorp subsidiary (non-independent borrower).

      Messrs. Meyer and Stevens are not independent because they are employees of KeyCorp. Mr. Hemingway is not independent because he is the president of a life insurance company that insures several former officers and directors of a KeyCorp subsidiary (premiums totalling approximately $161,000 were paid in 2003, although no premiums are being directly paid in 2004 as earnings on the policies will be used to keep them in force) and Mr. Hogan is not independent because he is a partner of the landlord of a KeyBank National Association branch (the rent totaled approximately $142,000 in 2003). The Board of

Directors has determined that all other members of the Board of Directors (i.e, Messrs. Bares, Campbell, Cutler, Menascé, McGregor, Minter, Sanford, Sullivan, and Ten Eyck, Dr. Cartwright, and Ms. Martin) are independent by reviewing the relationship of each of these individuals to KeyCorp in light of the KeyCorp categorical standards of independence and such other factors, if any, as the Board deemed relevant. Members of the Audit, Compensation, and Nominating and Corporate Governance Committees are all independent.

Issue Two

APPROVAL OF KEYCORP

2004 EQUITY COMPENSATION PLAN

General

      On March 18, 2004, KeyCorp’s Board of Directors approved the 2004 Equity Compensation Plan (the “Equity Plan”), subject to shareholder approval at the 2004 Annual Meeting. The Equity Plan permits KeyCorp to provide equity-based compensation to key employees in the form of stock options, stock appreciation rights, restricted stock and restricted stock units, and performance shares and performance units.

      The Board of Directors believes that the Equity Plan will provide KeyCorp with the ability to offer a variety of compensatory awards designed to advance the interests and long-term success of KeyCorp by encouraging stock ownership among key employees and, correspondingly, increasing their personal involvement with the future of KeyCorp.

Summary of the Plan

      The following summary describes the principal terms of the proposed Equity Plan. The description of the Equity Plan is qualified by reference to the full text of the Equity Plan, which is included as Appendix B to this Proxy Statement.

      Administration. The Equity Plan is administered by the Compensation Committee of the Board of Directors of KeyCorp. The Committee will be empowered to grant awards under the Equity Plan and to construe, interpret, and supervise administration of the Equity Plan.

      Shares Available Under the Equity Plan. Subject to adjustment as provided in the Equity Plan, the number of Common Shares that may be issued or transferred (i) upon the exercise of stock options or stock appreciation rights, (ii) as restricted stock and released from a substantial risk of forfeiture thereof, (iii) in payment of restricted stock units, (iv) in payment of performance shares or performance units that have been earned, (v) in payment of dividend equivalents paid with respect to awards made under the Equity Plan or (vi) in payment of any other award pursuant to the Equity Plan, may not exceed 70,000,000 Common Shares plus any shares relating to awards that expire or are forfeited or cancelled. Such shares may be shares of original issuance, treasury shares or Common Shares acquired on the open market specifically for distribution under the Equity Plan. No more than 14,000,000 shares may be issued in the form of restricted stock, restricted stock units, performance shares and performance units under the Equity Plan.

      Upon the payment of any exercise price by transfer to KeyCorp of Common Shares or upon satisfaction of any withholding amount by means of transfer or relinquishment of Common Shares, there shall be deemed to have been issued or transferred under the Equity Plan only the net number of Common Shares actually issued or transferred by KeyCorp.

      The total number of shares that may be granted under the Equity Plan (together with the number and kind of shares subject to, the price per share under, and the terms and conditions of each outstanding award) are subject to adjustment to reflect any change in KeyCorp’s outstanding shares by reason of stock dividends, stock splits, share combinations, reclassifications, recapitalizations, mergers, consolidations or other similar events affecting the number or kind of outstanding shares.

      Eligibility. Awards under the Equity Plan may be granted only to employees of KeyCorp and its subsidiaries, presently estimated to be 20,573 persons, of whom 4,843 are officers of KeyCorp and its subsidiaries. The Compensation Committee determines which persons shall receive awards and the number of shares subject to such awards.

      Stock Options. Stock options may be granted under the Equity Plan and provide the right to purchase Common Shares at a price not less than the fair market value of the Common Shares subject to the options on the date of grant. The market price of KeyCorp Common Shares as reported on the New York Stock Exchange on March 16, 2004, was $31.02 per share.

      Options granted under the Equity Plan may be either incentive stock options (“ISOs”) or non-qualified options. As required by the Internal Revenue Code, the aggregate fair market value of KeyCorp’s Common Shares (determined as of the date of grant) for which ISOs may first be exercisable by any individual during any calendar year under the Equity Plan, together with that of Common Shares subject to ISOs under any other plan of KeyCorp, shall not exceed $100,000. The aggregate number of Common Shares actually issued or transferred upon the exercise of incentive stock options under the Equity Plan shall not exceed 15,000,000 Common Shares.

      The exercise price of an option may be paid in cash or such other form of consideration as the Committee determines, including securities or other property, or, to the extent permitted by law, by delivery of irrevocable instructions to a broker to promptly deliver to KeyCorp the amount of sale or loan proceeds from the Common Shares subject to the option to pay the exercise price. The Committee may also allow an employee to transfer Common Shares acquired upon the exercise of a part of an option in payment of the exercise price payable upon immediate exercise of a further part of the option.

      Options will become exercisable in one or more installments at the time or times provided in the agreement awarding the option. The option agreement may provide that specified performance goals must be achieved as a condition to the exercise of the option. An option will expire at the time set forth in the option agreement, which will be not later than ten years after grant.

      In general, an option may be exercised only while the employee is employed. An incentive stock option may be exercised during the three months, and a nonqualified stock option may be exercised during the six months, following termination of employment for any reason other than retirement, disability, or death. If an employee’s employment is terminated due to retirement or disability, an option, whether an incentive stock option or a nonqualified option, may be exercised during the three years following termination of employment, but any exercise of an incentive stock option more than one year after termination of employment due to disability or more than three months after retirement will cause the option to be treated as a nonqualified stock option. If a holder of an incentive or nonqualified stock option dies during employment or during the period following termination of employment when that option may be exercised, the employee’s executor or administrator or a permitted transferee of the option may exercise the option during the three year period immediately following the employee’s death. If the holder of a nonqualified option dies less than one year before the scheduled expiration date of the option, the expiration date of the option will be extended to the first anniversary of the holder’s death, but the option expiration date will not be extended beyond ten years from the date of grant of the option. The Committee has the authority to modify in the award instrument the periods specified above during which options are exercisable following retirement, disability, or death.

      Stock Appreciation Rights. Tandem, free-standing and limited stock appreciation rights (“Tandem SARs,” “Free-Standing SARs” and “Limited SARs”) may be granted under the Equity Plan. Tandem SARs and Limited SARs are granted in connection with options and provide the holders of options with an alternative method of realizing the benefits of those options. Free-Standing SARs are not granted in tandem with an option and entitle the holder of the Free-Standing SAR to receive from KeyCorp, upon exercise of the Free-Standing SAR or any portion thereof, an amount equal to 100% or such lesser percentage as the Committee may determine, of the excess, if any, of the fair market value of the Common Shares underlying the Free-Standing SARs being exercised over the aggregate base price of the Common Shares underlying the Free-Standing SARs being exercised. Amounts payable upon exercise of a Tandem SAR, Limited SAR or Free-Standing SAR are payable by KeyCorp at the time of exercise in cash, in Common Shares, or in any combination of cash and Common Shares as determined by the Committee.

      Tandem SARs, Limited SARs and Free-Standing SARs may be exercised only (i) on a date when the stock appreciation right is “in the money,” (ii) with respect to Tandem SARs and Limited SARs, at a time and to the same extent as the related option is exercisable, and (iii) by surrender, unexercised, of the related option or any applicable portion thereof.

      Restricted Stock. The Committee may grant to employees restricted stock, which is an award of Common Shares subject to such conditions and as the Committee may provide in the award instrument granting the restricted stock. Any restricted stock granted under the Equity Plan will be subject to the restriction that the employee not sell, transfer, otherwise dispose of, or pledge or otherwise hypothecate the restricted stock during a restriction period specified by the Committee and such other restrictions and conditions as the Committee may impose. The award instrument relating to the restricted stock may provide that the restricted period will terminate or terminate early upon the achievement of specified performance goals. Upon payment of any acquisition price for the restricted stock, an employee will have full voting and dividend rights with respect to that restricted stock, subject only to the restrictions noted above. The Committee may specify in the award instrument that any or all dividends or other distributions paid on the restricted stock during the restriction period be automatically deferred and reinvested in additional shares of restricted stock, which may be subject to the same restrictions as the underlying award of restricted stock.

      Restricted Stock Units. The Committee may grant to employees restricted stock units, which constitute an agreement to issue Common Shares to the employee in consideration of the performance of services, but subject to the fulfillment of such conditions as the Committee may specify. The employee will have no right to transfer any rights under his or her award and no right to vote the restricted stock units. The Committee may authorize the payment of dividend equivalents on the Common Shares underlying the restricted stock units on either a current or deferred or contingent basis, either in cash or in additional Common Shares. The Committee will fix a deferral period at the time of grant and may provide for the earlier lapse or other modification of such period in the event of a change of control of KeyCorp.

      Performance Shares and Performance Units. The Committee may grant to employees awards consisting of performance shares and/or performance units. An award of performance shares is an award denominated in Common Shares and contingent upon attainment of one or more performance goals by KeyCorp or any subsidiary or any subunit of KeyCorp or of any subsidiary over one or more periods selected by the Committee. An award of performance units is a bookkeeping entry that records a unit equal to $1.00 and is contingent upon attainment of one or more performance goals by KeyCorp or any subsidiary or any subunit of KeyCorp or of any subsidiary over one or more periods selected by the Committee. The Committee will have full discretion to specify the performance goals with respect to each grant of performance shares and performance units, subject to the considerations discussed below under “Compliance with Section 162(m) of the Code.” These performance goals may be described in terms of objectives that are related to the performance by KeyCorp, by any subsidiary, or by one or more employees or groups of employees in connection with services performed for KeyCorp or a subsidiary or any subunit of KeyCorp or a subsidiary. Unless otherwise provided in the award instrument, an employee must be employed throughout a performance period to be entitled to any payment with respect to performance shares or performance units that may be earned during that period. The Committee may establish one or more formulas to determine whether all, some portion but less than all, or none of the performance shares or performance units granted with respect to any performance period will be treated as earned during that performance period.

      KeyCorp may pay an employee for performance shares and performance units earned during any performance period in cash, Common Shares, restricted stock, or any combination of cash, Common Shares, and restricted stock as the Committee may determine.

      Acceleration Upon a Change in Control. Unless otherwise specified in the agreement granting an award, upon the occurrence of a change in control (as defined in the Equity Plan) of KeyCorp, (i) any outstanding options will become immediately exercisable in full, (ii) stock appreciation rights shall become immediately exercisable in full, (iii) the restriction period with respect to restricted stock shall terminate, (iv) the restrictions, conditions or contingencies on any restricted stock units shall terminate, and (v) the restrictions, conditions or contingencies on any performance shares and performance units shall be modified in such manner as the Committee may specify to give the employee the benefit of those performance shares or performance units through the date of the change of control.

      Harmful Activity. If an employee engages in harmful activity (as defined in the Equity Plan) during his or her employment or within six months after termination of employment, then certain adverse consequences are provided for in the Equity Plan.

      Assignability. No incentive stock option, stock appreciation right, restricted stock and restricted stock unit during any restriction period, performance share or performance unit may be transferred other than by will or by the laws of descent and distribution. Nonqualified stock options may not be assigned or transferred (other than by will or by the laws of descent and distribution) unless the Committee determines to allow any such assignment or transfer. During an employee’s lifetime, only the employee (or in the case of incapacity of an employee, the employee’s attorney in fact or legal guardian) may exercise any award requiring or permitting exercise.

      Amendment and Miscellaneous. The Board of Directors or a duly authorized committee thereof may amend the Equity Plan, but no amendment may be made without shareholder approval if shareholder approval is required by any applicable securities law or tax law, or is required by the rules of any exchange on which KeyCorp Common Shares are traded or, if the Common Shares are not listed on an exchange, by the rules of the registered national securities association through whose inter-dealer quotation system the Common Shares are quoted.

      The Committee may permit employees to elect to defer the issuance of Common Shares or the settlement of awards in cash under the Equity Plan. The Committee may also provide that deferral issuances and settlements include payment or crediting of dividend equivalents or interest on the deferred amounts.

Compliance with Section 162(m) of the Code

      Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid or otherwise taxable, to a person named in the Summary Compensation Table and employed by KeyCorp at the end of the applicable year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. In the case of stock options, performance shares, performance units and restricted stock with performance-based vesting, one requirement is that an employee stock plan state a maximum number of shares or maximum value with respect to which such awards may be granted during a specified period. The Equity Plan provides that no eligible employee shall be granted stock options or stock appreciation rights for more than 1,000,000 Common Shares, or awarded more than $7.5 million worth (determined at the time of grant) of performance shares, performance units and restricted stock with performance goals in any calendar year, thereby satisfying the requirements of Section 162(m). A second requirement is that an employee stock plan and the performance measures used in connection with the grant of performance shares, performance units or, when so determined by the Committee, options, stock appreciation rights and restricted stock, must be approved by stockholders at least every five years. The Equity Plan provides that the award of performance shares, performance units and performance-based vesting options, stock appreciation rights and restricted stock to employees who are “covered employees” within the meaning of Section 162(m) of the Code shall be based on one or more of the following criteria: earnings per share, total revenue, net interest income, noninterest income, net income, net income before tax, noninterest expenses, efficiency ratio, return on equity, return on assets, economic profit added, loans, deposits, tangible equity, assets, net charge-offs, and nonperforming assets. Approval of the Equity Plan will satisfy the second requirement of Section 162(m).

U.S. Federal Income Tax Consequences

      The following discussion of the U.S. Federal income tax consequences of grants and exercises under the Equity Plan is based on an analysis of the Code as currently in effect, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the U.S. Federal income tax consequences described below, an individual who receives an award under the Equity Plan may also be subject to state and/or local income tax consequences in the jurisdiction in which he or she works and/or resides.

Tax Consequences to Employees

      Non-Qualified Stock Options. In general, (i) at the time a non-qualified stock option is granted, no income will be recognized by an employee; (ii) at the time of exercise of a non-qualified option, ordinary income will be recognized by the employee in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares if they are non-restricted on the date of exercise; and

(iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as a capital gain (or loss).

      ISOs. No income generally will be recognized by an employee upon the grant or exercise of an ISO. If Common Shares are issued to an employee pursuant to the exercise of an ISO and no disqualifying disposition of the shares is made by the employee within two years after the date of grant or within one year after the transfer of the shares to the employee, then upon the sale of the shares any amount realized in excess of the exercise price will be taxed to the employee as a capital gain and any loss sustained will be a capital loss.

      If KeyCorp Common Shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the employee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in the sale or exchange) over the exercise price paid for the shares. Any further gain (or loss) realized by the employee generally will be taxed as a capital gain (or loss).

      Appreciation Rights. No income will be recognized by an employee in connection with the grant of a stock appreciation right. When the appreciation right is exercised, the employee normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the fair market value of any non-restricted Common Shares, received pursuant to the exercise.

      Restricted Stock. An employee receiving restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock reduced by any amount paid by the employee at such time as the shares are no longer subject to a risk of forfeiture. However, an employee who elects under Section 83(b) of the Code within 30 days of the date of award of the restricted stock will have taxable ordinary income on the date of award of the Common Shares equal to the excess of the fair market value of the Common Shares (determined without regard to the risk of the forfeiture or restrictions on transfer) over any purchase price paid for the Common Shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject at that time to a risk of forfeiture and restrictions on transfer generally will be treated as additional compensation income and not as dividend income.

      Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. An employee receiving restricted stock units generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the employee under the award (reduced by any amount paid by the employee for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

      Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the employee generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted common shares received.

Tax Consequences to KeyCorp

      To the extent that an employee recognizes ordinary income in the circumstances described above, KeyCorp or the subsidiary for which the employee performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1 million limitation on certain executive compensation contained in Section 162(m) of the Code.

Vote Required

      The favorable vote of the holders of a majority of the KeyCorp Common Shares present in person or by proxy and entitled to vote at the meeting will be required to approve the Equity Plan, provided that a majority of the outstanding shares is voted with respect hereto.

      The Equity Plan is effective on the date on which it was approved by KeyCorp’s Board of Directors, but is subject to the approval of the shareholders of KeyCorp. If the shareholders approve the Equity Plan, it will remain in effect through March 18, 2014.

THE BOARD OF DIRECTORS OF KEYCORP UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE 2004 EQUITY COMPENSATION PLAN.

Issue Three

APPROVAL OF KEYCORP

ANNUAL PERFORMANCE PLAN

General

      On March 18, 2004 KeyCorp’s Board of Directors approved the KeyCorp Annual Performance Plan (the “Annual Plan”). The purpose of the Annual Plan is to promote the profitable growth of KeyCorp by: providing rewards for achieving specified performance goals; recognizing corporate, business unit and individual performance and achievement; and attracting, motivating and retaining superior executive talent. KeyCorp proposes to adopt the Annual Plan to meet the requirements of Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) prevents a company from receiving a Federal income tax deduction for compensation paid to any one of the five most highly compensated executive officers in excess of $1 million for any year unless that compensation is performance-based. One of the requirements of “performance-based compensation” for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the company’s shareholders.

      Subject to approval of the Annual Plan by shareholders, KeyCorp’s Compensation Committee has established performance goals for 2004 based on total revenue. In future years, the Committee could continue to use this performance measure under the Annual Plan or could select another objective or combination of objectives from the list described below.

Summary of the Annual Plan

      The following summary describes the principal terms of the proposed Annual Plan. The description of the Annual Plan is qualified by reference to the full text of the Annual Plan, which is included as Appendix C to this Proxy Statement.

      Administration. The Annual Plan will be administered by the Compensation Committee. In administering the Annual Plan, the Committee will approve the goals, participation, target bonus awards, actual bonus awards, timing of payment and other actions necessary for the administration of the Annual Plan, based on the recommendations of senior management. Senior management will execute the provisions of the Annual Plan in accordance with the Committee’s directions.

      Eligibility. The individuals eligible to participate in the Annual Plan will consist of the Chief Executive Officer and any of the nine officers of KeyCorp reporting directly to the Chief Executive Officer.

      Establishment of Incentive Opportunities. On or before March 30 of each year, the Committee will select objective performance goals to be used in determining the total bonus “pool” available under the Annual Plan. The bonus pool will be a dollar amount calculated by reference to specified levels of or growth in any one or more of the following “corporate performance goals”: earnings per share, total revenue, net interest income, noninterest income, net income, net income before tax, noninterest expense, efficiency ratio, return on equity, return on assets, economic profit added, loans, deposits, tangible equity, assets, net charge-offs, and nonperforming assets.

      On or before March 30 of each year, the Committee will also assign a percentage share of the bonus pool to each participant in the Annual Plan which will be the maximum amount that a participant can receive under the Annual Plan for that year. No participant will be assigned a percentage share worth more than $7,500,000.

      Each year, the Committee will also establish performance goals for each participant, which may contain corporate, business unit and individual performance objectives. Whether or not a participant will receive all or any part of the percentage share assigned to him or her will be based on the achievement of the individual goals and corporate and business unit financial and strategic objectives established for that year. These corporate and business unit objectives may be based on the goals set forth above or any other measure.

      Award Determinations. At the end of each year, the Committee will determine the total bonus pool based on the results of the corporate performance goal or goals. At that time, the Committee will also assess each participant’s performance against the individual goals established for each participant. The Committee will make a determination as to whether, and to what extent, the goals have been achieved. Based on this assessment, the Committee will determine whether each participant is entitled to a bonus and, if earned, what each participant’s bonus will be.

      Payments. Awards under the Annual Plan will be paid in cash not later than March 15 of each year, but the awards may be required to be deferred under KeyCorp’s Automatic Deferral Plan or voluntarily deferred under KeyCorp’s Deferred Compensation Plan.

Federal Income Tax Consequences

      Under present Federal income tax law, a participant in the Annual Plan will be taxed at ordinary income rates on the amount of any payment received pursuant to the Annual Plan. Generally, and subject to the provisions of Section 162(m), KeyCorp will receive a Federal income tax deduction corresponding to the amount of income recognized by a participant in the Annual Plan.

Vote Required

      The favorable vote of the holders of a majority of KeyCorp Common Shares present in person or by proxy and entitled to vote at the meeting will be required to approve the Annual Plan, provided that a majority of the outstanding shares is voted with respect hereto. If the Annual Plan is not approved, no awards will be paid under the Annual Plan.

THE BOARD OF DIRECTORS OF KEYCORP UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ANNUAL PERFORMANCE PLAN.

NEW PLAN BENEFITS

      It is not possible to determine specific amounts that may be awarded in the future under the Equity Plan or the Annual Plan. However, as indicated in the table below, the Compensation Committee has made awards under the Equity Plan to certain executive officers named in the Summary Compensation Table and certain other key employees during the year 2004, subject to approval of the Equity Plan by the shareholders. It is not possible to determine specific amounts that will be awarded under the Annual Plan because actual pay-out of awards under the Annual Plan are discretionary.

NEW PLAN BENEFITS

KEYCORP 2004 EQUITY COMPENSATION PLAN

		Number of
Name and Position	Dollar Value($)	Shares

Henry L. Meyer III (1) Chairman, President and Chief Executive Officer	$2,000,000	62,325
Thomas C. Stevens (1) Vice Chairman and Chief Administrative Officer	750,000	23,372
Thomas W. Bunn (1) Senior Executive Vice President	812,500	25,319
Jeffrey B. Weeden (1) Senior Executive Vice President and Chief Financial Officer	650,000	20,256
Jack L. Kopnisky (1) Senior Executive Vice President	625,000	19,476
Non-Employee Director Group	0	0
Non-Executive Officer Employee Group (2)	1,769,000	55,125

(1)	Awards consist of 50% performance-based restricted stock and 50% cash performance stock. These awards assume that targets are met. If targets are exceeded, up to an additional 50% of the total number of shares will be awarded.

(2)	Awards consist of 3,116 shares of time-lapsed restricted stock, 27,565 shares of performance-based restricted stock, and 24,444 shares of cash performance stock. These awards assume that targets are met. If targets are exceeded, up to an additional 26,007 shares will be awarded in the aggregate.

Issue Four

INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors of KeyCorp has appointed Ernst & Young LLP (“Ernst & Young”) as KeyCorp’s independent auditors to examine the financial statements of KeyCorp and its subsidiaries for the year 2004. The Board of Directors recommends ratification of the appointment of Ernst & Young. The favorable vote of the holders of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting will be required for such ratification.

      A representative of Ernst & Young will be present at the meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

      Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young as KeyCorp’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

EXECUTIVE OFFICERS

      The executive officers of KeyCorp are principally responsible for making policy for KeyCorp, subject to the supervision and direction of KeyCorp’s Board of Directors. All officers are subject to annual election at the annual organizational meeting of the directors. Mr. Meyer has an employment agreement with KeyCorp and Mr. Bunn has a Letter Agreement with KeyCorp.

      There are no family relationships among directors, nominees or executive officers. Other than Messrs. Bunn and Weeden, all have been employed in officer capacities with KeyCorp or one of its subsidiaries for at least the past five years.

      Set forth below are the names and ages of the executive officers of KeyCorp as of January 1, 2004, positions held by them during the past five years and the year from which held, and, in parentheses, the year they first became executive officers of either KeyCorp or Old Key.

THOMAS W. BUNN (50)

      2002 to present: Senior Executive Vice President, KeyCorp; 1990-2000: Managing Director, Bank of America Corporation. (2002)

RICHARD J. BUONCORE (47)

      2002 to present: Executive Vice President, KeyCorp; 1999-present: President and Chief Executive Officer, Victory Capital Management Inc. (a KeyCorp subsidiary); 1997-1999: President and Chief Operating Officer, Victory Capital Management Inc. (2002)

ROBERT B. HEISLER, JR. (55)

      1996 to present: Executive Vice President, KeyCorp; 2001 to present: Chairman and Chief Executive Officer, KeyBank National Association. (1996)

THOMAS E. HELFRICH (53)

      1995 to present: Executive Vice President, KeyCorp. (1995)

LEE G. IRVING (54)

      1995 to present: Executive Vice President and Chief Accounting Officer, KeyCorp. (1986)

ROBERT G. JONES (47)

      1998 to present: Executive Vice President, KeyCorp; 2002 to present: Chief Executive Officer, McDonald Investments Inc. (a KeyCorp subsidiary). (2002)

JACK L. KOPNISKY (47)

      2001 to present: Senior Executive Vice President, Consumer Banking, KeyCorp; 2000-2001: Executive Vice President, KeyCorp; 1998-1999: President, Retail Banking, KeyBank National Association. (1999)

HENRY L. MEYER III (54)

      2001 to present: Chairman, President, and Chief Executive Officer, KeyCorp; 1997-2001: President and Chief Operating Officer, KeyCorp. (1987)

ROBERT G. RICKERT (43)

      2001 to present: Executive Vice President, KeyCorp; 1998-2001: Executive Vice President, KeyBank National Association. (2000)

THOMAS C. STEVENS (54)

      2001 to present: Vice Chairman and Chief Administrative Officer, KeyCorp; 1997-2001: Senior Executive Vice President, General Counsel and Secretary, KeyCorp. (1996)

JEFFREY B. WEEDEN (47)

      2002 to present: Senior Executive Vice President and Chief Financial Officer, KeyCorp; 2001-2002: President and Chief Executive Officer, MFN Financial Corporation; 1999-2002: President and Chief Operating Officer, MFN Financial Corporation; 1999: Executive Vice President and Chief Financial Officer, MFN Financial Corporation. (2002)

COMPENSATION OF EXECUTIVE OFFICERS

      Summary. The following table sets forth the compensation paid by KeyCorp and its subsidiaries for each of the previous three years to Henry L. Meyer III and each of the four highest paid executive officers of KeyCorp other than Mr. Meyer at December 31, 2003.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation

						Awards
								Payouts
						Restricted	Securities	Long-Term
				Other Annual		Stock	Underlying	Incentive
Name and Principal Position	Year	Salary	Bonus	Compensation		Award(4)	Options/SARs(#)	Payouts

Henry L. Meyer III	2003	$950,000	$611,000	$—	(2)	$1,034,000	400,000	0
Chairman, President, and	2002	939,583	940,000	—		1,551,099	400,000	0

Chief Executive Officer	2001	814,583	0	—		—	400,000	0
Thomas C. Stevens	2003	600,000	260,000	—	(2)	519,994	125,000	0
Vice Chairman and	2002	575,000	255,000	—		409,550	75,000	0
Chief Administrative Officer	2001	495,000	0	—		—	150,000	0

Thomas W. Bunn (1)	2003	500,000	1,250,000	—	(2)	499,946	125,000	0
Senior Executive	2002	401,602	1,850,000	94,662		500,014	125,000	0
Vice President	2001	—	—	—		—	—	—

Jeffrey B. Weeden (1)	2003	500,000	260,000	76,712	(3)	274,938	100,000	0
Senior Executive Vice	2002	126,894	350,000	—		0	0	0
President and Chief	2001	—	—	—		—	—	—
Financial Officer

Jack L. Kopnisky	2003	468,750	210,000	—	(2)	375,055	100,000	0
Senior Executive	2002	450,000	275,000	—		409,550	75,000	0
Vice President	2001	375,000	0	—		466,400	75,000	0

[Additional columns below]

[Continued from above table, first column(s) repeated]

	All Other
	Compensation

Name and Principal Position

Henry L. Meyer III	$103,358	(5)
Chairman, President, and	129,875
Chief Executive Officer	48,875

Thomas C. Stevens	54,480	(6)
Vice Chairman and	52,590
Chief Administrative Officer	29,700
Thomas W. Bunn (1)	130,200	(7)
Senior Executive	120,921
Vice President	—
Jeffrey B. Weeden (1)	48,480	(8)
Senior Executive Vice	13,614
President and Chief	—
Financial Officer

Jack L. Kopnisky	42,705	(9)
Senior Executive	46,650
Vice President	22,500

(1)	Messrs. Bunn and Weeden commenced employment with KeyCorp on March 13, 2002 and September 30, 2002, respectively.

(2)	Other annual compensation received in the respective fiscal years was in the form of perquisites, the amount of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive.

(3)	$51,745 (moving allowance), $23,467 (tax gross-up on moving allowance), and $1,500 (tax preparation).

(4)	As of December 31, 2003, Mr. Meyer owned 82,510 restricted shares or restricted stock units with an aggregate value of $2,419,193 (the award to Mr. Meyer in 2003 consisted of restricted stock units payable in cash), Mr. Stevens owned 31,455 shares of restricted stock with an aggregate value of $922,261, Mr. Bunn owned 38,497 shares of restricted stock with an aggregate value of $1,128,732, Mr. Weeden owned 10,765 shares of restricted stock with an aggregate value of $315,630, and Mr. Kopnisky owned 45,780 shares of restricted stock with an aggregate value of $1,342,270. Dividends are being paid on the shares of restricted stock awarded to all of these officers and dividend equivalents are being paid to Mr. Meyer on the restricted stock units that he was awarded.

(5)	$12,000 (amount contributed under the KeyCorp 401(k) Savings Plan); $75,195 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $16,163 (amount contributed under KeyCorp Automatic Deferral Plan).

(6)	$12,000 (amount contributed under the KeyCorp 401(k) Savings Plan); $33,504 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $4,176 (amount contributed under KeyCorp Deferred Compensation Plan); $4,800 (amount contributed under KeyCorp Automatic Deferral Plan).

(7)	$12,000 (amount contributed under the KeyCorp 401(k) Savings Plan); $47,100 (amount contributed under the KeyCorp Excess Savings Plan); $29,100 (amount contributed under KeyCorp Deferred Compensation Plan); $42,000 (amount contributed under KeyCorp Automatic Deferral Plan).

(8)	$12,000 (amount contributed under the KeyCorp 401(k) Savings Plan); $31,680 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $4,800 (amount contributed under KeyCorp Automatic Deferral Plan).

(9)	$12,000 (amount contributed under the KeyCorp 401(k) Savings Plan); $27,405 (amount contributed under the KeyCorp Excess 401(k) Savings Plan); $3,300 (amount contributed under KeyCorp Automatic Deferral Plan).

     Option Grants. The following table provides information regarding grants of stock options made during the year ended December 31, 2003, to each of the executive officers named in the Summary Compensation Table.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants

	Number of	% of Total
	Securities	Options	Exercise
	Underlying	Granted to	or Base		Grant Date
	Options	Employees	Price	Expiration	Present
Name	Granted(#)(1)	in Fiscal Year	($/Sh)	Date	Value(2)

Henry L. Meyer III	400,000	5.2%	$25.640	7/17/2013	$1,696,640
Thomas C. Stevens	125,000	1.6%	$25.640	7/17/2013	530,200
Thomas W. Bunn	125,000	1.6%	$25.640	7/17/2013	530,200
Jeffrey B. Weeden	100,000	1.3%	$25.640	7/17/2013	424,160
Jack L. Kopnisky	100,000	1.3%	$25.640	7/17/2013	424,160

(1)	Incentive Stock Options in an amount equal to the maximum number of Incentive Stock Options that can be granted under applicable provisions of the Internal Revenue Code were granted, and remaining options granted were non-qualified stock options. All options were granted at an exercise price equal to the market price of KeyCorp Common Shares on the date of grant.

(2)	KeyCorp uses the Black-Scholes option pricing model to estimate the fair value of employee stock option grants. In applying this model, basic assumptions are made concerning variables such as expected option term, risk-free interest rate, and KeyCorp’s stock price volatility and future dividend yield.

The following assumptions were used in determining the value of the options set forth in the table: (a) an “expected term” of five years (expected term is the expected life of the option based on historical experience), (b) an “interest rate” of 2.8565% (interest rate is the yield of the U.S. Treasury Strip that has a similar maturity schedule as the option granted), (c) “volatility” of .28 (volatility is the weighted average volatility of KeyCorp’s historic stock price), and (d) a “dividend yield” of 4.76% (dividend yield is calculated by dividing KeyCorp’s 2003 dividend of $1.22 by the option grant exercise price).

     Option Exercises and Values. The following table provides information regarding exercises of stock options during the year ended December 31, 2003, by the executive officers named in the Summary Compensation Table, and the value of such officers’ unexercised stock options as of December 31, 2003.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION/SAR VALUES

			Number of Securities
			Underlying
	Shares		Unexercised	Value of Unexercised
	Acquired		Options/SARs at	In-the-Money Options/
	on Exercise	Value	FY-End (#)	SARs at FY-End ($)
Name	(#)	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Henry L. Meyer III	160,000	$1,600,950	929,999/800,001	$3,595,148/2,844,002

Thomas C. Stevens	0	0	315,000/225,000	1,012,400/741,375

Thomas W. Bunn	0	0	25,000/225,000	71,500/741,625

Jeffrey B. Weeden	0	0	41,667/183,333	190,835/746,165

Jack L. Kopnisky	24,000	236,410	207,000/225,000	1,109,690/1,162,060

(1)	Based on a December 31, 2003 mean between the high and the low prices for KeyCorp Common Shares of $29.285.

     Long Term Incentive Compensation. Restricted shares or restricted stock units were awarded to Messrs. Meyer, Stevens, Bunn, Weeden, and Kopnisky as part of the KeyCorp Long Term Incentive Program. These awards are set forth in the Summary Compensation Table on page 28 of this Proxy Statement.

      Pension Plans. Substantially all officers and employees of KeyCorp and its participating subsidiaries participate in the KeyCorp Cash Balance Pension Plan (the “Pension Plan”). The Pension Plan is a cash balance plan that provides a quarterly benefit accrual on behalf of each participant based on the participant’s years of vesting service and Pension Plan compensation.

      In addition to the Pension Plan, KeyCorp also maintains the KeyCorp Excess Cash Balance Pension Plan (“Excess Plan”). The Excess Plan credits Excess Plan participants with the Pension Plan benefit that would have accrued to the participant “but for” the compensation limits of Section 401(a)(17) and benefit accrual limits of Section 415 of the Internal Revenue Code. Messrs. Stevens, Bunn, Weeden, and Kopnisky participate in the Excess Plan.

      Certain officers (including Mr. Meyer) participate in the KeyCorp Supplemental Retirement Plan (“Supplemental Retirement Plan”). The Supplemental Retirement Plan provides Plan participants with a Plan benefit which equals up to 63% of the participant’s “final average compensation” when combined with the participant’s Pension Plan benefit and age 65 social security benefit.

      For purposes of the Supplemental Retirement Plan the term “final average compensation” includes the participant’s average of both the annual compensation for the highest five consecutive years during the participant’s last ten years of employment and the highest five incentive compensation awards granted to the participant during the ten year period preceding the participant’s retirement or termination date.

      The following table sets forth the estimated maximum annual benefits payable under the Pension Plan and related Excess Plan and Supplemental Retirement Plan to participants who (1) have such benefits under the Pension Plan and Excess Plan or Supplemental Retirement Plan, (2) attain Social Security retirement age as of December 31, 2003, and (3) elect to receive a single life annuity benefit payment. The benefits are not subject to any reduction for social security or other offset.

RETIREMENT PLAN

	Estimated Annual Retirement Benefits
	With Indicated Years of Participation
Average Covered
Remuneration	15	20	25	30	35

$400,000	$191,211	$211,211	$231,211	$241,211	$251,211
600,000	287,211	317,211	347,211	362,211	377,211
800,000	383,211	423,211	463,211	483,211	503,211
1,000,000	479,211	529,211	579,211	604,211	629,211
1,200,000	575,211	635,211	695,211	725,211	755,211
1,400,000	671,211	741,211	811,211	846,211	881,211
1,600,000	767,211	847,211	927,211	967,211	1,007,211
1,800,000	863,211	953,211	1,043,211	1,088,211	1,133,211
2,000,000	959,211	1,059,211	1,159,211	1,209,211	1,259,211
2,400,000	1,151,211	1,271,211	1,391,211	1,451,211	1,511,211
2,600,000	1,247,211	1,377,211	1,507,211	1,572,211	1,637,211

      Compensation for purposes of computing benefits under the Pension Plan and Excess Plan is total base pay and incentive compensation paid during a calendar year, including amounts deducted for the 401(k) and flexible benefits plans during such year, but does not include amounts attributable to stock options, restricted stock, or receipt of non-cash remuneration that is included in the participant’s income for Federal income tax purposes. Compensation for purposes of the Pension Plan and excess and supplemental plans is substantially the same as shown in the Summary Compensation Table after excluding stock options, restricted stock awards, “all other compensation,” and “other annual compensation.” Normal retirement age is 65. The Pension Plan requires 5 years of service for vesting. The Excess Plan requires either 5 years of service and the attainment of age 55 or 25 years of service for vesting purposes. The Supplemental Retirement Plan requires either 10 years of service and the attainment of age 55 or 25 years of service for vesting purposes. Mr. Meyer was credited under the supplemental plan with 30 years service, and Messrs. Stevens, Bunn, Weeden, and Kopnisky were credited under the excess plan with 7, 2, 2, and 16 years service, respectively.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

      KeyCorp is a party to employment agreements with Mr. Meyer and a Letter Agreement with Mr. Bunn, and to change of control agreements with 29 of its senior officers.

      Employment Agreement with Mr. Meyer. KeyCorp and Mr. Meyer are parties to an employment agreement originally entered into on May 15, 1997, and amended most recently on July 18, 2002. Pursuant to the employment agreement, Mr. Meyer is to be employed by KeyCorp as its Chairman, President, and Chief Executive Officer for a constantly renewing three year term at a base salary of not less than $950,000 per annum effective February 1, 2002 plus full participation in all incentive and other compensatory plans available generally to KeyCorp’s executive officers. If Mr. Meyer’s employment is terminated by KeyCorp without cause, he is to be paid an amount equal to three times the sum of his base salary and his average incentive compensation in a lump sum within 30 days after the termination, and he is to be provided the benefit of continuing participation in all KeyCorp retirement and savings plans and continuing medical, disability, and group term life insurance coverage, all through the third anniversary of the termination.

      Under the employment agreement, Mr. Meyer may consider himself constructively terminated if, at any time, his base salary is reduced other than in connection with an across-the-board salary reduction applicable to all executive officers of KeyCorp, he is excluded from full participation in any incentive or other compensatory plan applicable to executive officers of KeyCorp generally, he is demoted or removed from office, he is asked to resign when KeyCorp does not have cause for terminating his employment, or his principal place of employment is relocated outside of the Cleveland metropolitan area. In addition, Mr. Meyer may consider himself constructively terminated if, after a “change of control,” as defined in the employment agreement, his base salary is reduced (whether or not in connection with any reductions of other base salaries), he is excluded from full participation in any incentive or other compensatory plan in effect during the year before the change of control unless a substitute plan providing similar benefits is made available, he is excluded from full participation in any incentive or other compensatory plan that is applicable to executive officers of the surviving entity generally, the annual incentive compensation paid to him during the two year period immediately following the change of control is less than his average annual incentive compensation before the change of control, the equity compensation opportunities provided to him during that same two year period are reduced from the equity compensation opportunities provided to him before the change of control, he determines in good faith that his position, duties, and responsibilities are materially reduced from those in effect before the change of control, he determines in good faith that as a result of the change of control, he is unable to continue to carry out his responsibilities and duties as Chairman of the Board and Chief Executive Officer, or the headquarters of the surviving entity is outside of the Cleveland metropolitan region.

      Under the employment agreement, KeyCorp will have “cause” to terminate Mr. Meyer’s employment before a change of control if he commits a felony, acts dishonestly in a way that is materially inimical to the best interests of KeyCorp, competes with KeyCorp, or abandons and consistently fails to attempt to perform his duties or if a bank regulatory agency issues a final order requiring KeyCorp to terminate or suspend his employment. KeyCorp will have “cause” to terminate Mr. Meyer’s employment after a change of control if he is convicted of a felony, acts dishonestly and feloniously in a way that is materially inimical to the best interests of KeyCorp, or competes with KeyCorp or if a bank regulatory agency issues a final order requiring KeyCorp to terminate or suspend his employment.

      If any amount of compensation otherwise payable to Mr. Meyer as earned would not be deductible by KeyCorp by reason of the disallowance rules of Section 162(m) of the Internal Revenue Code but would be deductible if it were deferred until a later year and if the Compensation Committee so notifies Mr. Meyer by March 31 of the year in question, the amount of compensation in question will be so deferred until the earlier of the first date on which the compensation can be paid without disallowance of the deduction to KeyCorp or April 15 of the year immediately following the year in which Mr. Meyer ceases to be a covered employee of KeyCorp. Upon payment of any such deferred amounts of compensation, KeyCorp will pay to Mr. Meyer an additional amount for interest on the deferred amounts.

      Under the employment agreement, Mr. Meyer is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity and to payment of certain legal fees incurred in enforcing his rights under his employment agreement. The employment agreement also provides that, upon any termination of Mr. Meyer’s employment before he attains age 55, other than a termination before he attains age 55 either by KeyCorp for cause or by his own voluntary resignation, Mr. Meyer’s rights in KeyCorp’s Supplemental Retirement Plan will be fully vested.

      Agreement with Mr. Bunn. KeyCorp and Mr. Bunn are parties to a letter agreement executed in February 2002 pursuant to which Mr. Bunn serves as Senior Executive Vice President of KeyCorp. Pursuant to the letter agreement, Mr. Bunn received a signing bonus of $600,000 and received an annual salary of $500,000 in each of 2002 and 2003. The agreement further provides that Mr. Bunn receive a guaranteed cash incentive payment of $1,250,000 for each of 2002 and 2003 and that he participate in KeyCorp’s Long Term Incentive Compensation Plan during such years. Mr. Bunn was granted 125,000 stock options effective with his employment and was granted an additional 125,000 stock options in 2003 that become exercisable over a period of three years. Beginning in 2004, Mr. Bunn participates in KeyCorp’s annual incentive program and any actual award will be based upon KeyCorp’s performance, the performance of the businesses for which Mr. Bunn is responsible and Mr. Bunn’s personal contributions. Mr. Bunn also participates in KeyCorp’s Stock Option Program and is eligible to participate in KeyCorp’s Long Term Incentive Plan.

      Change of Control Agreements. KeyCorp is a party to change of control agreements with 29 of its senior officers (including Messrs. Stevens, Bunn, Weeden, and Kopnisky) which in most cases provide that if, at any time within two years after the occurrence of a change of control, the officer’s employment is terminated by KeyCorp (except for cause) or the officer terminates employment because the officer’s base salary, incentive compensation or stock option opportunity is reduced or relocation is made a condition of the officer’s employment, KeyCorp will (a) pay to the officer a lump sum severance benefit equal to three years’ compensation (base salary and average incentive compensation), (b) pay the cost of continuing health benefits until the earlier of the expiration of the continuation period required by Federal law or the date the officer secures other employment, and (c) assure continued participation in all applicable KeyCorp retirement plans and savings plans for the period of thirty-six months from the termination date. Each change of control agreement also provides a three-month window period, commencing 15 months after the date of a change of control, during which the officer may resign voluntarily and receive a lump sum severance benefit equal to one and one half years’ compensation (base salary and average incentive compensation) if, at any time before the executive’s resignation, (a) the executive determines in good faith that the executive’s position, responsibilities, duties, or status with KeyCorp are materially less than or reduced from those in effect before the change of control or that the executive’s reporting relationships with superior executive officers have been materially changed from those in effect before the change of control, or (b) the headquarters that was the executive’s principal place of employment before the change of control (whether KeyCorp’s headquarters or a regional headquarters) is relocated to a site outside of the greater metropolitan area in which that headquarters was located before the change of control. For purposes of the change in control agreements, “cause” includes conviction of a felony, dishonesty in the course of employment that constitutes a felony and is inimical to the best interest of KeyCorp or a subsidiary, imposition by a bank regulatory agency of a final order of suspension or removal, or competing with KeyCorp.

      Section 280G Excise Tax on Payments. In general, the employment and change of control agreements to which KeyCorp is a party provide for a tax gross-up if any payment exceeds the Section 280G limits so that the officer will receive the same after-tax payment as would have been the case if Section 280G did not apply.

EQUITY COMPENSATION

PLAN INFORMATION

      Equity Compensation Plans. KeyCorp currently maintains the KeyCorp Amended and Restated 1991 Equity Compensation Plan (Amended as of March 13, 2003) (the “1991 Plan”), the KeyCorp 1997 Stock Option Plan for Directors (as of March 14, 2001) (the “1997 Director Plan”), the KeyCorp Directors’ Stock Option Plan (November 17, 1994 Restatement) (the “1994 Director Plan”) and the KeyCorp Amended and Restated Discounted Stock Purchase Plan (the “DSPP”), pursuant to which it has made equity compensation available to eligible persons. The 1994 Director Plan terminated on April 30, 1997 and the 1997 Director Plan terminated on May 22, 2003, except with respect to awards granted prior to the dates of termination. Consequently, no shares remain available for future issuance under the 1994 Director Plan or the 1997 Director Plan.

      KeyCorp also maintains the KeyCorp Deferred Equity Allocation Plan that provides for the allocation of Common Shares to employees and directors under existing and future KeyCorp deferred compensation arrangements. Additionally, KeyCorp maintains the KeyCorp Directors’ Deferred Share Plan (which replaced the 1997 Director Plan and which is described on page 9 of this Proxy Statement). Shareholders approved both Plans at the 2003 Annual Shareholders Meeting. Under both Plans, all or a portion of such deferrals and deferred payments may be deemed invested in accounts based on KeyCorp Common Shares, which are distributed in the form of KeyCorp Common Shares. Some of the arrangements with respect to the Deferred Equity Allocation Plan include an employer-matching feature that rewards employees with additional Common Shares at no additional cost. The table does not include information about these plans because no options, warrants or rights are available under these plans. As of December 31, 2003, 2,889,164 and 38,384 Common Shares have been allocated to accounts of participants under the Deferred Equity Allocation Plan and the Directors’ Deferred Share Plan, and 14,956,771 and 461,616 Common Shares, respectively, remain available for future issuance.

      The following table and accompanying summaries of the plans that have not been approved by shareholders provide information about KeyCorp’s equity compensation plans as of December 31, 2003.

	(a)	(b)	(c)

			Number of securities
			remaining available for
		Weighted-average	future issuance under
	Number of securities to	exercise price of	equity compensation
	be issued upon exercise	outstanding	plans (excluding
	of outstanding options,	options, warrants	securities reflected in
Plan Category	warrants and rights	and rights	column (a))

Equity compensation Plans approved by security holders	38,838,188	$25.98	5,960,278(1)

Equity compensation plans not approved by security holders(2)	803,100	$24.27	0

Total	39,641,288	$25.94	5,960,278

(1)	This figure does not include shares becoming available under the 1991 Plan during 2004. The KeyCorp 2004 Equity Compensation Plan, which replaces the 1991 Plan, will be voted upon at the 2004 Annual

Meeting (see Issue Two on pages 16 to 22 of this Proxy Statement). If approved, there will be 70,000,000 Common Shares available for issuance under the Plan.

(2)	The table does not include outstanding options to purchase 333,106 Common Shares assumed in connection with various acquisitions. At December 31, 2003, these assumed options had a weighted average exercise price of $16.77 per share. No additional options may be granted under the plans that govern these options.

The 1994 Directors’ Stock Option Plan

      The KeyCorp 1994 Directors’ Stock Option Plan provides for grants to non-employee directors, on an annual basis, of options to purchase KeyCorp Common Shares. Options on 3,500 Common Shares were granted each year to each director. Options generally vest upon grant and expire ten years after grant. If a director ceases to serve as a director of KeyCorp, for any reason other than death or disability, the options held by such director will terminate three months after the director ceases to perform services as a KeyCorp director. If a director ceases to serve as a director due to a permanent and total disability, the options held by such director will terminate 12 months after the termination of such service to KeyCorp. If a director ceases to perform services to KeyCorp due to such director’s death, the option may be exercised within a period prescribed by the Compensation Committee of the Board of Directors after the director’s death, except that no option will be exercisable after its expiration date. The purchase price of the option shares is equal to the fair market value on the date of grant. As stated above, the 1994 Director Plan has been terminated, except with respect to awards granted prior to the date of termination, and no shares remain available for future issuance under such plan.

The 1997 Stock Option Plan for Directors

      The KeyCorp 1997 Stock Option Plan for Directors provides for the granting to non-employee directors, on an annual basis, of options to purchase KeyCorp Common Shares. The annual option grant to each director has a value (determined on a formula basis) on the grant date equal to 2.75 times the annual cash retainer payable to a director. Options generally vest upon grant and expire ten years after grant. If an optionee’s status as a director ceases for any reason other than death, any option granted to him or her under the 1997 Director Plan will terminate 36 months (24 months if the option was granted prior to March 14, 2001) after the termination of such optionee as a director, provided that no option will be exercisable after its expiration date. If an optionee dies while serving as a director or after cessation of service but within the period during which he or she could have exercised the option as set forth in the preceding sentence, then the option may be exercised within 36 months (24 months if the option was granted prior to March 14, 2001) after (i) the date of the optionee’s death in the case of an optionee who dies while still serving as a director and (ii) the date the optionee ceased being a director in the case of an optionee who ceased being a director prior to such optionee’s death, except that in no case will an option be exercisable after its expiration date. The purchase price of the option shares is equal to the fair market value on the date of grant. As stated above, the 1997 Director Plan terminated on May 22, 2003, except with respect to awards granted prior to the date of termination, and no shares remain available for future issuance under the Plan.

Other Non-Shareholder Approved Equity Arrangements

      In addition to the awards described in the table, the Board of Directors awarded KeyCorp’s Chief Executive Officer a total of 63,040 restricted shares at a grant price of $24.605 pursuant to the KeyCorp Chief Executive Officer Restricted Stock Plan. The total award was made by granting two separate restricted stock awards — one award of 21,015 restricted shares and one award of 42,025 restricted shares. One-third of the 21,015 shares vested on December 31, 2003 and one-third of the 42,025 shares will vest on December 31, 2004, subject only to continued employment. The other two-thirds of the 21,015 award would have vested on December 31, 2008 but vested early on December 31, 2003 as the result of the specified performance target for the period ending on that date having been attained. The other two-thirds of the 42,025 award, subject to continued employment, will vest on December 31, 2008, but may vest earlier (on December 31, 2004) if the specified performance target for the period ending on that date is attained. The performance targets for both awards relate to KeyCorp’s stock price appreciation over the respective periods in comparison to the median of certain of its peers. In certain circumstances relating to a change in control, the restrictions would not apply. No future awards will be made under this plan.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

      KeyCorp’s Board of Directors has delegated to its Compensation Committee (the “Committee”) responsibility for executive compensation.

Background on Overall Program

      In designing KeyCorp’s executive compensation program, KeyCorp and the Committee concluded that the program should:

•	Operate as a primary motivator in driving executive decisions and activities to enhance shareholder value.

•	Pay total compensation that is commensurate with KeyCorp’s performance as compared with peer financial institutions.

•	Promote a strong pay for performance culture by ensuring that highly competitive compensation is conditioned upon the attainment of challenging objectives.

•	Permit KeyCorp to attract, retain, and motivate the best available executive talent by providing competitive pay opportunities.

•	Serve to retain high performing individuals by designing appropriate retention devices and providing deferred compensation opportunities.

•	Encourage substantial share ownership by executives.

      The executive compensation program — including the establishment of salary ranges and market reference points (the approximate average salary for executives in similar jobs in the marketplace) — was designed and implemented with the advice of an independent outside executive compensation consultant. Jobs within KeyCorp are valued on the basis of market median total compensation levels at peer companies rather than on the basis of internal job relationships within KeyCorp.

      Under the compensation program adopted by KeyCorp and the Committee, the total value of KeyCorp’s compensation for executives will be positioned at the median total compensation at peer companies for the comparable position, although the individual compensation elements (base salary, annual and long term incentive compensation, and stock options) may vary from peer medians. For judging overall corporate performance, the Committee each year specifies a peer group. The 2003 peer group selected by the Committee was comprised of the companies in the Standard and Poor’s 500 Regional and Diversified Bank Indices.

      KeyCorp has also established stock ownership guidelines for its senior executives. Those guidelines specify that KeyCorp’s Chief Executive Officer should own shares with a value equal to at least six times the Chief Executive Officer’s annual salary, senior executives reporting directly to the Chief Executive Officer which includes Messrs. Stevens, Bunn, Weeden, and Kopnisky should own KeyCorp Common shares with a value equal to at least four times their salary and all other members of KeyCorp’s Executive Council (the senior leadership group) who participate in Long Term Incentive Plans should own a value at least two times their salary.

      Newly hired executives have a reasonable period of time (3 to 5 years) to achieve the level of ownership set forth in the guidelines. For purposes of these guidelines, Common Shares include actual shares and restricted shares owned by the executive as well as phantom shares owned under KeyCorp’s Excess 401(k) Savings Plan and deferred compensation plans. The Committee annually reviews stock ownership by the officers to monitor compliance with the stock ownership guidelines. At December 31, 2003, the senior executives covered by KeyCorp’s stock ownership guidelines owned, in the aggregate, 193.5% of the KeyCorp Common Shares specified by the new guidelines.

      The Committee adopted a policy that stock options granted to the Chief Executive Officer, the Chief Administrative Officer, the Chief Financial Officer and all other Section 16 insiders will contain a provision requiring that all net shares obtained upon exercise of the option (less the applicable exercise price and withholding taxes) must be held for at least one year following the exercise date or, if later, until the executive’s stock ownership meets KeyCorp’s stock ownership guidelines. Also, KeyCorp began expensing stock options in 2003.

      In addition, the Committee established a policy that restricted stock awards and special retention and/or performance options will be granted or awarded on the condition that the recipient execute an agreement restricting post-employment use of confidential information and a one year post-employment prohibition against soliciting customers and/or hiring KeyCorp employees.

      The Committee on a regular periodic basis reviews each of the major elements of the overall compensation program (i.e. salary, annual and long term incentive compensation, and stock options) to determine whether that major element is competitive in the marketplace and effective in incenting desired performance behavior. In order to assist with these periodic reviews, the Committee generally retains an independent outside executive compensation consultant. The Committee has the sole authority to retain and terminate senior executive compensation consultants and to approve the arrangements with and fees paid to such compensation consultants.

2003 Compensation

      Adjustments to an individual executive’s salary are considered annually using competitive market comparisons and considering the executive’s contribution to KeyCorp’s success and accomplishment of individual and unit goals. The Committee has determined that KeyCorp will be better able to motivate executives to improve financial performance if a relatively large portion of senior executive compensation is “at risk”, i.e. subject to incentive compensation plans. Consistent with this approach, annual salary adjustments in 2003 for senior executives as a group averaged approximately 1.4% excluding promotional salary adjustments in connection with executives being assigned expanded job responsibilities.

      “At risk” incentive compensation is designed to provide KeyCorp’s senior executives with less total compensation than that of senior executives of peer companies in periods when KeyCorp’s performance is poorer than the performance of such companies and to provide superior total compensation when performance is superior to the performance of such companies. KeyCorp maintains both short term incentive compensation plans focused primarily on annual operating performance and long term incentive compensation plans aimed at consistent achievement of financial and/or stock price appreciation over a multi-year performance cycle.

      The senior corporate officers of KeyCorp (including Messrs. Meyer, Stevens and Weeden) participate in the annual incentive compensation plan described in the next paragraph. There are also various short-term incentive compensation plans or arrangements for the different lines of business within KeyCorp. The performance metrics for these lines of business plans are formulated based upon individual line of business operating plans and objectives. In the case of senior line of business officers (including Messrs. Bunn and Kopnisky), their annual incentive compensation is based upon a combination of the Corporation’s overall performance (as discussed in the next paragraph) and the performance of their respective lines of business.

      Under KeyCorp’s annual incentive compensation plan as in effect for 2003, the Committee, at the beginning of the year, selects one or more financial criteria or performance factors and, if more than one factor is selected, assigns a weight to each factor. The factors are adjusted annually to incent specific performance behavior designed to achieve the Corporation’s operating plan for the year. For 2003, the Committee selected two factors: earnings per share as compared to plan (with a 60% weighting), and return on equity as compared to plan (with a 40% weighting). For each factor, threshold, target and maximum performance goals are established. In establishing the target the Committee considers KeyCorp’s operating plan for the current year, the outlook for the industry and the peer group, and the median performance of the peer companies with respect to that factor during the preceding 3 and 5-year periods. At the conclusion of the year, KeyCorp’s actual performance on each of the factors is determined with the threshold being 50% of target payout, the target being 100%, and the maximum being 300% of target payout. If the threshold is not achieved for a factor, zero is assigned to that factor. Based on all the factors, a target pool percentage is mathematically established between 0% and 300%. The Committee has the discretion to increase or decrease by 30% the mathematically determined percentage to take into account factors such as the quality of earnings, the overall performance of the economy and the industry, earnings per share growth and return on equity compared to peers and other qualitative items. Once the target pool percentage is established, it is multiplied against a target pool. The target pool is determined by adding up for each officer who is eligible to participate in the plan a specific percentage (ranging from 15% to 125%) of the market reference point of the officer’s job grade (for example, if an officer is in job grade 86, 25% of such officer’s salary market reference point would be included in the target pool). Multiplying the target pool percentage against the target pool establishes the actual pool of incentive compensation available for distribution. Individual payouts are based on the individual officer’s performance and contribution to KeyCorp, taking into account the performance and contribution of the group or line of business in which the officer works. An officer may receive no incentive compensation in any given year and the plan does not restrict the maximum incentive award that may be paid to an individual participant so long as it is within the actual pool of incentive compensation available for distribution for the year.

      Based on the two metrics established at the beginning of 2003, the mathematical calculation of the target pool percentage was 52%, and the Committee established a target pool percentage for 2003 at 52%. While KeyCorp’s 2003 financial performance was below plan, the Committee noted that this was primarily due to a challenging business environment given the Company’s business mix, which is weighted toward Corporate Banking and market sensitive activities. KeyCorp’s management took many positive steps to tightly manage expenses, initiate a revenue growth plan and improve credit quality.

      The Committee established a new long-term incentive compensation plan in 2002 for the most senior executives (approximately 30 executives). For the first time, the new long term incentive plan utilizes restricted stock or phantom stock units instead of cash as was used under previous long-term plans. Under the plan the Committee established three compensation cycles: one two years in length and the other three years long awarded in 2002 and a three year cycle awarded in 2003. One-half (one-third in the case of the Chief Executive Officer) of the restricted or phantom stock will vest upon the expiration of the two or three year compensation cycle, as the case may be, if the recipient continues to be employed until such date. The remainder of the award has a performance based accelerated vesting feature. With respect to the 2002 and 2003 awards, those performance accelerated shares will vest at the end of the two or three year compensation cycle, as the case may be, only if the percentage increase in KeyCorp’s average daily stock price exceeds the percentage increase in the average daily stock price of the median of the banks which comprise Standard and Poor’s 500 Regional Bank and the Diversified Bank Indices. If the performance accelerated vesting provision is not satisfied, these shares will not vest unless there is continued employment for approximately seven years from the grant date. This plan was designed to align senior management’s interest with shareholders by utilizing restricted or phantom stock, to serve as a retention device by its multi-year cycles, and to motivate financial performance that will result in above median stock price performance. Each of Messrs. Meyer, Stevens, Bunn, Weeden and Kopnisky participate in the plan.

      The two-year cycle awards granted in 2002 vested on December 31, 2003 because the performance provision was met, i.e. Key’s average daily stock price exceeded the median of the peer group for the two year time period between January 1, 2002 and December 31, 2003.

      The Committee believes that senior executives will be motivated, and their financial interests will be aligned with those of common shareholders, if stock options are awarded to senior executives. The Committee determines the stock option policies and makes the actual grants of options. It is the Committee’s policy not to reprice options. The options awarded are non-qualified options except that, for senior executives, the Committee grants incentive stock options up to the maximum limit prescribed by the Internal Revenue Code, with any balance of options awarded being non-qualified options.

      With respect to options granted in 2001 and thereafter, the Committee adopted a policy that if an employee engages in “harmful activity” prior to or within six months after termination of employment with KeyCorp, then any profits realized upon the exercise of any covered option on or after one year prior to termination of employment shall inure to the benefit of KeyCorp and all unexercised covered options shall be forfeited. Harmful activity is broadly defined to include wrongful use or disclosure of, or failure to return, confidential information of KeyCorp, soliciting or doing a competing business with a customer of KeyCorp, or soliciting or hiring any other employee of KeyCorp.

      In general, the number of options granted to an executive is based on the executive’s position or job grade. The Committee, with the assistance of an independent outside executive compensation consultant, periodically reviews market data as to a competitive number of options to be awarded for each position or job grade and the Committee, based on the market data, will from time to time adjust the target level of options for that position/job grade.

      With respect to the Chief Executive Officer and certain senior executives reporting directly to him, the Committee has determined that options covering a specific number of KeyCorp shares should be granted based on the job position. For other executives the Committee has established a threshold, target, and maximum number of shares to be covered by options for each job grade. Within these guidelines, the Committee bases grants of stock options on management’s recommendation and other factors the Committee deems relevant.

      The aggregate number and vesting terms of options may vary depending on the Committee’s judgment as to the best form of long-term motivation appropriate under the particular circumstances. Options granted in 2003 vest one-third each year, resulting in full vesting after three years, but for certain special and/or retention options, those options cliff vest in three years. In 2003, 4,434 executives of KeyCorp (including Messrs. Meyer, Stevens, Bunn, Weeden and Kopnisky) were awarded options covering 7,385,048 KeyCorp Common Shares.

      Salary adjustments for senior executives of KeyCorp, the annual and long-term incentive compensation payments to such executives, and the grant of stock options are based upon the above methodology. In the case of executives with employment contracts, the same methodology is applied subject to compliance with salary and bonus minimums specified in such contracts. In the case of executives other than Mr. Meyer, the Committee also solicited from Mr. Meyer an evaluation of such executive’s performance and a compensation recommendation, which evaluation and recommendation are additional factors considered by the Committee, in its sole discretion, in applying the above methodology.

      Internal Revenue Code Section 162(m) precludes a public corporation from taking an income tax deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers. Certain performance-based compensation is exempted from the limit upon deductibility. (For example, any compensation derived from the exercise of stock options under employee stock option plans of KeyCorp is exempt from this limit). KeyCorp’s short term and long term incentive compensation plans provide that the Committee, in its sole discretion, has the authority to require deferral of payment of all or a portion of awards under any such plan if the Committee determines that KeyCorp would be denied deduction for federal income tax purposes for such award or the portion thereof. The Compensation Committee, in exercising its discretion, will balance the importance of the effectiveness of the incentive plans currently paying the earned incentive compensation against the materiality of any possible lost tax deductions.

      Mr. Meyer has an employment agreement with KeyCorp first entered into on May 15, 1997 and most recently amended on July 18, 2002 (see pages 31 to 33 of this Proxy Statement).

      In 2003, the Committee reviewed market data and consulted with a compensation expert in determining Mr. Meyer’s base salary and determined to keep Mr. Meyer’s base salary at $950,000, which had been effective February 1, 2002, one year after he became Chief Executive Officer of KeyCorp. Under the long-term incentive plan, Mr. Meyer was awarded 40,485 phantom share units for the three-year cycle 2003-2005 (based on the share price of $25.54 on January 16, 2003, the award has a value of $1,033,987). This award was based on market data as to a competitive level of long-term incentive compensation for chief executive officers at peer companies. As is the case of other senior executives, Mr. Meyer participated in 2003 in KeyCorp’s Annual Incentive Plan. The Committee determined that Mr. Meyer’s annual incentive award should be set at the same level as the target pool percentage established by the Committee for the Corporation under the annual incentive plan for 2003, i.e. 52% of target which equals $611,000. Overall, the Committee was well satisfied with Mr. Meyer’s performance in 2003, including his continued focus on improving financial performance and strengthening his management team, his efforts to strengthen management credibility with the investment community through his personal active communication, and his drive for improved shareholder return.

Compensation Committee

Board of Directors
KeyCorp

Cecil D. Andrus*
William G. Bares
Carol A. Cartwright
Alexander M. Cutler (Chair)
Dennis W. Sullivan

*	Mr. Andrus is retiring as a director as of the Annual Meeting. He was, however, a member of the Compensation Committee when it submitted the Report on Executive Compensation.

KEYCORP STOCK PRICE PERFORMANCE

      The following graph compares the stock price performance of KeyCorp’s Common Shares (assuming reinvestment of dividends) with that of the Standard & Poor’s 500 Index, the Standard & Poor’s 500 Banks Index, and a group of twenty-three other banks that serve as KeyCorp’s peer group. The peer group consists of the seventeen banks that comprise the Standard & Poor’s 500 Regional Bank Index and the seven banks that comprise the Standard & Poor’s 500 Diversified Bank Index. Beginning with next year’s Proxy Statement, the graph will no longer compare KeyCorp’s stock performance to the Standard & Poor’s 500 Banks Index. As a result of revisions to the Global Industry Classification Standard structure effective May 1, 2003, the Standard & Poor’s 500 Banks Index was replaced, and KeyCorp has chosen the peer group described above. KeyCorp is included in the Standard & Poor’s 500 Index, the Standard & Poor’s 500 Banks Index and the peer group.

KEYCORP STOCK PERFORMANCE GRAPH* (1998-2003)

*	This stock price performance is not necessarily indicative of future price performance.

SHARE OWNERSHIP AND PHANTOM STOCK UNITS

      Five Percent Beneficial Ownership. To the best of KeyCorp’s knowledge, no person owns more than 5% of the outstanding KeyCorp Common Shares.

      Beneficial Ownership of Common Shares and Investment in Phantom Stock Units. The following table lists continuing directors of and nominees for director of KeyCorp, the executive officers included in the Summary Compensation Table, and all directors, nominees, and executive officers of KeyCorp as a group. The table sets forth certain information with respect to (1) the amount and nature of beneficial ownership of KeyCorp Common Shares, (2) the number of phantom stock units, if any, and (3) total phantom stock units and beneficial ownership of KeyCorp Common Shares for such continuing directors, nominees for director, and executive officers. The information provided is as of January 1, 2004.

				Total Phantom
	Amount and Nature of	Percent of	Phantom	Stock Units and
	Beneficial Ownership	Common Shares	Stock	Beneficial Ownership
Name(1)	of Common Shares(5)	Outstanding(6)	Units(7)	of Common Shares

William G. Bares	74,594	—	31,738	106,332

Thomas W. Bunn (2)	77,197	—	2,871	80,068

Edward P. Campbell	39,300	—	7,188	46,488

Dr. Carol A. Cartwright	43,387	—	7,106	50,493

Alexander M. Cutler	32,000	—	6,328	38,328

Henry S. Hemingway (3)	186,294	—	2,741	189,035

Charles R. Hogan	377,100	—	2,741	379,841

Jack L. Kopnisky (2)	328,355	—	14,875	343,230

Lauralee E. Martin (4)	0	—	0	0

Douglas J. McGregor	60,500	—	12,701	73,201

Eduardo R. Menascé	200	—	2,741	2,941

Henry L. Meyer III (2)	1,508,099	—	134,125 (8)	1,642,224

Steven A. Minter	88,655	—	13,806	102,461

Bill R. Sanford	40,000	—	2,741	42,741

Thomas C. Stevens (2)	437,587	—	33,636	471,223

Dennis W. Sullivan	73,200	—	70,679	143,879

Peter G. Ten Eyck, II	78,522	—	2,741	81,263

Jeffrey B. Weeden (2)	69,457	—	1,976	71,433

All directors, nominees and executive officers as a group (24)	5,114,345	—	509,961	5,621,306

(1)	In September 2003, the Board of Directors revised its Corporate Governance Guidelines to state that each outside director should, by the fourth anniversary of such director’s initial election, own at least 7,500 KeyCorp Common Shares (including phantom stock units) of which at least 1,000 shares must be beneficially owned Common Shares. The guideline also states that current directors at the time of adoption of the guideline are expected to meet the guideline by December 31, 2006.

(2)	With respect to KeyCorp Common Shares beneficially held by these individuals or other executive officers under the KeyCorp 401(k) Savings Plan, the shares included are as of December 31, 2003.

(3)	Certain of these KeyCorp Common Shares are held in trusts over which Mr. Hemingway, as a co-trustee, has shared power to vote and dispose of such Common Shares.

(4)	Ms. Martin joined the Board of Directors on December 19, 2003.

(5)	Includes options vested as of March 3, 2004. The directors, nominees, and executive officers listed above hold vested options as follows: Mr. Bares 63,800; Mr. Bunn 25,000; Mr. Campbell 37,300; Dr. Cartwright 42,800; Mr. Cutler 30,000; Mr. Hemingway 63,800; Mr. Hogan 63,800; Mr. Kopnisky 257,000; Ms. Martin 0; Mr. McGregor 56,800; Mr. Menascé 0; Mr. Meyer 1,196,666; Mr. Minter 63,800; Mr. Sanford 30,000; Mr. Stevens 390,000; Mr. Sullivan 70,800; Mr. Ten Eyck 70,800; Mr. Weeden 41,667; all directors, nominees, and executive officers as a group 3,041,067.

(6)	No director or executive officer beneficially owns more than 1% of the total of outstanding KeyCorp Common Shares plus options vested as of March 3, 2004.

(7)	Investments in phantom stock units by directors are made pursuant to the KeyCorp Director Deferred Compensation Plan and the Directors’ Deferred Share Plan both of which plans are described on page 9 of this Proxy Statement.

Investments in phantom stock units by KeyCorp executive officers are made pursuant to the KeyCorp Excess 401(k) Savings Plan (the “Excess 401(k) Plan”) and KeyCorp Deferred Compensation Plan (the “Deferred Plan”). Under both of those Plans, contributions to a participant’s phantom stock account are treated as if they were invested in KeyCorp Common Shares. At the time of distribution, an actual Common Share is issued for each phantom stock unit that is in the account.

No Common Shares are issued in connection with the Director Deferred Compensation Plan, the Directors’ Deferred Share Plan, the Excess 401(k) Plan, or the Deferred Plan until the time of distribution from the account (i.e., these are unfunded plans with “phantom stock” units); accordingly, directors and executive officers participating in these Plans do not have any voting rights or investment power with respect to or on account of the phantom stock units until the time of distribution from the account, whereupon actual Common Shares are issued. Under the Directors’ Deferred Share Plan, one-half of the distribution is in Common Shares and one-half of the distribution is in cash.

(8)	Includes 40,485 restricted phantom stock units awarded to Mr. Meyer which will be paid in cash to Mr. Meyer upon the fulfillment of conditions set forth in Mr. Meyer’s award.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      KeyCorp’s directors and certain officers are required to report their ownership and changes in ownership of KeyCorp Common Shares to the Securities and Exchange Commission. The Commission has established certain due dates for these reports. KeyCorp knows of no person who failed to timely file any such report during 2003.

AUDIT MATTERS

AUDIT FEES

      Ernst & Young billed KeyCorp in the aggregate $3,339,000 for fees for professional services in connection with the audit of KeyCorp’s annual financial statements for the year ended December 31, 2003, reviews of financial statements included in KeyCorp’s Forms 10-Q for 2003, and 2003 audits of KeyCorp subsidiaries. Ernst & Young billed KeyCorp in the aggregate $2,592,000 for fees for professional services in connection with the audit of KeyCorp’s annual financial statements for the year ended December 31, 2002, reviews of financial statements included in KeyCorp’s Forms 10-Q for 2002, and 2002 audits of KeyCorp subsidiaries.

AUDIT-RELATED FEES

      Ernst & Young billed KeyCorp in 2003 in the aggregate $861,000 for fees for assurance and related services that are reasonably related to the performance of the audit and review of KeyCorp’s financial statements and are not reported in the previous paragraph. These services consisted of attestation and compliance reports and internal control reports. Ernst & Young billed KeyCorp in 2002 in the aggregate $1,022,000 for fees for assurance and related services that are reasonably related to the performance of the audit or review of KeyCorp’s financial statements and are not reported in the previous paragraph. These services consisted of attestation and compliance reports and internal control reports.

TAX FEES

      Ernst & Young billed KeyCorp in 2003 in the aggregate $1,483,000 for fees for tax compliance, tax consulting, and tax planning. These services consisted of income tax advisory services in connection with corporate structuring initiatives, as well as tax compliance services provided to certain KeyCorp domestic and foreign subsidiaries and employee benefit plans, executive tax compliance services, and other miscellaneous services. Ernst & Young billed KeyCorp in 2002 in the aggregate $4,025,000 for fees for tax compliance, tax consulting, and tax planning. These services consisted of income tax advisory services in connection with corporate structuring initiatives, as well as tax compliance services provided to certain KeyCorp domestic and foreign subsidiaries and employee benefit plans, executive tax compliance services, and other miscellaneous services.

ALL OTHER FEES

      Ernst & Young billed KeyCorp in 2003 in the aggregate $372,000 for fees for products and services other than those described in the last three paragraphs. These products and services consisted of actuarial review services and compliance reviews. Ernst & Young billed KeyCorp in 2002 in the aggregate $1,005,000 for fees for products and services other than those described in the last three paragraphs. These products and services consisted of a review of cash management processes, actuarial review services, litigation support services, and compliance reviews.

PRE-APPROVAL POLICIES AND PROCEDURES

      The Committee’s pre-approval policies and procedures are attached hereto as Attachment D.

AUDIT COMMITTEE INDEPENDENCE

      The members of KeyCorp’s Audit Committee are independent (as independence is defined by the provisions of the New York Stock Exchange listing standards).

AUDIT COMMITTEE FINANCIAL EXPERTS

      The KeyCorp Board of Directors has determined that Audit Committee members Campbell, Martin, Menascé, and Sanford are “financial experts” as defined by the applicable Securities Exchange Commission rules and regulations.

COMMUNICATIONS WITH THE AUDIT COMMITTEE

      Interested parties wishing to communicate with the Audit Committee regarding accounting, internal accounting controls, or auditing matters, may directly contact the Audit Committee by mailing a statement of their comments and views to KeyCorp at its corporate headquarters in Cleveland, Ohio. Such correspondence should be addressed to the Chair, Audit Committee, KeyCorp Board of Directors, care of the Secretary of KeyCorp, and be marked “Confidential.”

AUDIT COMMITTEE REPORT

      The Audit Committee of the KeyCorp Board of Directors is composed of six outside directors and operates under a written charter adopted by the Board of Directors. The Committee annually selects KeyCorp’s independent auditors, subject to shareholder ratification.

      Management is responsible for KeyCorp’s internal controls and financial reporting process. Ernst & Young, KeyCorp’s independent auditors, is responsible for performing an independent audit of KeyCorp’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to provide oversight to these processes.

      In fulfilling its oversight responsibility, the Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Committee. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Committee’s oversight assure that the audit of KeyCorp’s financial statements has been carried out in accordance with generally accepted auditing standards or that the audited financial statements are presented in accordance with generally accepted accounting principles.

      The Committee has reviewed and discussed the audited financial statements of KeyCorp for the year ended December 31, 2003 (“Audited Financial Statements”) with KeyCorp’s management. In addition, the Committee has discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has discussed with Ernst & Young its independence from KeyCorp. The Committee has considered whether Ernst & Young’s provision of non-audit services to KeyCorp is compatible with maintaining Ernst & Young’s independence.

      Based on the foregoing review and discussions and relying thereon, the Committee has recommended to KeyCorp’s Board of Directors the inclusion of the Audited Financial Statements in KeyCorp’s Annual Report for the year ended December 31, 2003 on Form 10-K, to be filed with the Securities and Exchange Commission.

Audit Committee

Board of Directors
KeyCorp

Edward P. Campbell, Chair
Lauralee E. Martin
Eduardo R. Menascé
Steven A. Minter
Bill R. Sanford
Peter G. Ten Eyck, II

SHAREHOLDER PROPOSALS FOR THE YEAR 2005

      The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the 2005 Annual Meeting of Shareholders is December 2, 2004. This deadline applies to proposals submitted for inclusion in KeyCorp’s Proxy Statement for the 2005 Annual Meeting under the provisions of Rule 14a-8 of the Exchange Act.

      Proposals of shareholders submitted outside the process of Rule 14a-8 under the Exchange Act in connection with the 2005 Annual Meeting must be received by the Secretary of KeyCorp no fewer than 60 and no more than 90 days before an annual meeting. KeyCorp’s Amended and Restated Regulations require, among other things, that the shareholder set forth the text of the proposal to be presented and a brief written statement of the reasons why the shareholder favors the proposal. The proposal must also set forth the shareholder’s name, record address, the number and class of all shares of each class of KeyCorp stock beneficially owned by such shareholder and any material interest of such shareholder in the proposal.

      The KeyCorp proxy relating to the 2005 Annual Meeting of KeyCorp will give discretionary authority to the proxy holders to vote with respect to all proposals submitted outside the process of Rule 14a-8 that are not presented in accordance with the KeyCorp Amended and Restated Regulations.

HOUSEHOLDING INFORMATION

      Only one Annual Report and Proxy Statement is being delivered to multiple shareholders sharing an address unless KeyCorp received contrary instructions from one or more of the shareholders.

      If a shareholder at a shared address to which a single copy of the Annual Report and Proxy Statement was delivered wishes to receive a separate copy of the Annual Report or Proxy Statement, he or she should contact KeyCorp’s transfer agent, Computershare Investor Services LLC (“Computershare”), by telephoning

800-539-7216 or by writing to Computershare at 2 North LaSalle Street, Chicago, Illinois 60602. The shareholder will be delivered, without charge, a separate copy of the Annual Report or Proxy Statement promptly upon request.

      If shareholders at a shared address currently receiving multiple copies of the Annual Report and Proxy Statement wish to receive only a single copy of these documents, they should contact Computershare in the manner provided above.

GENERAL

      The Board of Directors knows of no other matters which will be presented at the meeting. However, if other matters properly come before the meeting or any adjournment, the person or persons voting your shares pursuant to instructions by proxy card, internet, or telephone will vote your shares in accordance with their best judgment on such matters.

      If a shareholder desires to bring a proposal before the Annual Meeting of Shareholders which has not been included in KeyCorp’s proxy statement, the shareholder must notify KeyCorp not less than 60 nor more than 90 days prior to the meeting of any business the shareholder proposes to bring before the meeting for a shareholder vote. A shareholder may only nominate a person for election as a director of KeyCorp by following the procedures set forth on page 8 of this Proxy Statement.

      KeyCorp will bear the expense of preparing, printing, and mailing this Proxy Statement. Officers and regular employees of KeyCorp and its subsidiaries may solicit the return of proxies. KeyCorp has engaged the services of Georgeson & Company Inc. to assist in the solicitation of proxies at an anticipated cost of $20,000 plus expenses. KeyCorp will request brokers, banks, and other custodians, nominees, and fiduciaries to send proxy materials to beneficial owners and will, upon request, reimburse them for their expense in so doing. Solicitations may be made by mail, telephone, or other means.

      You are urged to vote your shares promptly by telephone, the internet, or by mailing your signed proxy card in the enclosed envelope in order to make certain your shares are voted at the meeting. KeyCorp Common Shares represented by properly executed proxy cards, internet instructions, or telephone instructions will be voted in accordance with any specification made. If no specification is made on a properly executed proxy card or by the internet, the proxies will vote for the election as directors of the nominees named herein (Issue One of this Proxy Statement), for approval of the KeyCorp 2004 Equity Compensation Plan (Issue Two of this Proxy Statement), and for approval of the KeyCorp Annual Performance Plan (Issue Three of this Proxy Statement), and in favor of ratifying the appointment of Ernst & Young as independent auditors for the fiscal year ending December 31, 2004 (Issue Four of this Proxy Statement). Abstentions and, unless a broker’s authority to vote on a particular matter is limited, broker non-votes are counted in determining the votes present at the meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal as each abstention and broker non-vote would be one less vote in favor of a proposal. Until the vote on a particular matter is actually taken at the meeting, you may revoke a vote previously submitted (whether by proxy card, internet or telephone) by submitting a subsequently dated vote (whether by proxy card, internet or telephone) or by giving notice to KeyCorp or in open meeting; provided such subsequent vote must in all cases be received prior to the vote on the particular matter being taken at the meeting. Your mere presence at the meeting will not operate to revoke your proxy card or any prior vote by the internet or telephone.

APPENDIX A

KEYCORP AUDIT COMMITTEE CHARTER AS OF JULY 17, 2003

      Committee Mission: The Committee acts on behalf of the KeyCorp Board of Directors to assist Board oversight of the integrity of the Corporation’s financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Corporation’s internal audit function and independent auditors. The Committee also prepares its report required to be included in the Corporation’s annual proxy statement in accordance with the Securities Exchange Act of 1934, as amended.

      Members of the Committee are appointed by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee and shall serve at the pleasure of the Board. The Board of Directors shall appoint the Committee Chair. Members of the Committee shall individually meet the independence requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002 and shall collectively meet the experience requirements of the New York Stock Exchange.

      The Committee, without the necessity of seeking Board approval, shall have the authority to retain special legal, accounting, or other consultants to advise the Committee. The Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      The Committee shall make regular reports of its meetings to the Board of Directors.

      Functions, Duties, and Authorities. The Committee shall:

1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors;

2.	With respect to the independent auditors,

(i)	have sole authority to select, retain, evaluate, and replace the independent auditors;

(ii)	approve all non-audit services for the Corporation (the Chair of the Committee shall have the authority to grant any required approvals, subject to the Chair reporting any such approvals to the Committee at its next scheduled meeting);

(iii)	approve all audit services for the Corporation (the Chair of the Committee shall have the authority to grant any required approvals, subject to the Chair reporting any such approvals to the Committee at its next scheduled meeting);

(iv)	instruct the independent auditors that the independent auditors are accountable to the Committee;

(v)	obtain a report from the independent auditors at least annually regarding (a) the auditors’ internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, (c) any steps taken to deal with such issues, and (d) all relationships between the auditors and the Corporation so that the Committee may assess the auditor’s independence;

(vi)	ensure that the independent auditors prepare and deliver annually a Statement of Independence (it being understood that the independent auditors are responsible for the accuracy and completeness of this Statement) and discuss with the independent auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Corporation’s independent auditors; and

(vii)	as appropriate as determined by the Committee, obtain advice and assistance from outside legal, accounting or other advisors.

3.	With respect to the preparation of financial reports and the conduct of the related audits of the Corporation,

(i)	advise management and the independent auditors that they are expected to provide to the Committee a timely analysis of significant financial reporting issues and practices (and, in that regard, the Committee directs, and shall be entitled to rely upon, management and the independent auditors to identify financial reporting issues and practices, if any, of significance requiring Committee oversight);

(ii)	discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 as from time to time in effect (including any Standard hereafter issued in replacement thereof) relating to the conduct of the audit of the Corporation;

(iii)	meet with management and the independent auditors to (a) discuss the scope of the annual audit, (b) discuss the annual audited financial statements including disclosures made in management’s discussion and analysis, (c) discuss any significant matters arising from the audit or report as disclosed to the Committee by management or the independent auditors, (d) review the form of opinion the independent auditors propose to render with respect to the audited annual financial statements, (e) discuss significant changes to the Corporation’s auditing and accounting principles, policies, or procedures proposed by management or the independent auditors, and (f) inquire of the independent auditors of significant risks or exposures, if any, that have come to the attention of the independent auditors and any difficulties encountered in conducting the audit, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management;

(iv)	meet with management and the independent auditors to discuss any report required of the independent auditors by Section 204 of the Sarbanes-Oxley Act and rules promulgated thereunder by the Securities and Exchange Commission including any report pertaining to critical accounting policies and practices to be used by the Corporation; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences;

(v)	meet with management and the independent auditors to discuss the Corporation’s quarterly financial statements including disclosures made in management’s discussion and analysis;

(vi)	obtain from the independent auditors assurances that in the course of conducting an audit that no “illegal act” (as defined in Section 10A of the Securities Exchange Act of 1934, as amended) has been detected or otherwise come to the attention of the independent auditors that is required to be disclosed to the Committee under said Section 10A; and

(vii)	review with representatives of the independent auditors, management, and the risk management group, the adequacy of the Corporation’s internal controls which shall include a review of the disclosures required to be reported to the Committee by Section 302 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the Securities and Exchange Commission;

4.	Discuss generally with management the Corporation’s earnings press releases as well as financial information and earnings guidance, if any, provided to analysts and rating agencies; provided, however, the Committee need not discuss in advance each earnings release or each instance in which the Corporation may provide earnings guidance;

5.	Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 (“Act”) provisions relating to independent audits and reporting requirements, and the FDIC regulations relating thereto, review with management and the independent auditors the basis for the annual reports required by the Act and the regulations relating thereto, and otherwise perform the duties of the audit committee under such regulations;

6.	Supervise and direct any special projects or investigations the Committee considers necessary;

7.	Serve as the liaison to the Board of Directors and provide oversight with respect to community reinvestment act activities of bank subsidiaries of the Corporation;

8.	Review with the Corporation’s General Counsel legal matters that may have a material impact on the financial statements and any material reports or inquiries received from regulators or government agencies raising significant issues as to compliance with applicable laws;

9.	Meet separately, periodically, with representatives of management, the senior officer of the risk management group and the senior auditor, and the independent auditors;

10.	Set policies for the Corporation’s hiring of employees or former employees of the independent auditors;

11.	Provide oversight as the audit committee for the Corporation’s banking subsidiaries (and, in that regard, the Committee directs, and shall be entitled to rely upon, the risk management group, management and independent auditors to identify issues, if any, of significance requiring Committee oversight);

12.	Meet with management and, in particular, appropriate representatives of the risk management group to discuss policies with respect to risk assessment, risk management and the process by which risk assessment and management is undertaken; provided, however, the Finance and Risk Management Committee shall provide primary review and oversight of the Corporation’s credit risk, market risk, interest rate risk, liquidity risk, and funding risk, with this Committee retaining responsibility over audit, financial reporting, compliance and legal matters, and information security and fraud risk;

13.	Review the appointment and replacement of the senior officer of the risk management group and the senior auditor, both of whom shall have a direct reporting relationship with the Committee (both officers shall report administratively to the appropriate Corporation executives);

14.	Advise the senior officer of the risk management group and the senior auditor that they are expected to provide to the Committee (i) summaries of and, as appropriate, significant audit reports to management, and management responses relating thereto, and (iii) significant inspection and examination reports;

15.	Establish procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, and auditing matters and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

16.	Review with management the Corporation’s contingency plans, other emergency recovery plans, and the Corporation’s security program for end-use computing;

17.	Act as the Corporation’s Qualified Legal Compliance Committee with the authority and responsibility as set forth in Section 307 of the Sarbanes-Oxley Act of 2002 or any rule promulgated thereunder by the Securities and Exchange Commission;

18.	Prepare any report of the Committee required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement; and

19.	Conduct and review with the Board of Directors annually an evaluation of the Committee’s performance with respect to the requirements of this Charter.

      While the Committee has the functions, duties and authorities set forth in this Charter, its role is one of oversight. It is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management. The independent auditors are responsible for planning and carrying out a proper audit and review, including reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not employees of the Corporation and are not, and do not represent themselves to be, serving as accountants or auditors. As such, it is not the responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting procedures and each member of the Committee shall be entitled to rely, in good faith, on the integrity of those persons or organizations within and outside of the Corporation that it receives information, opinions, reports, or statements from and the accuracy of the financial and other information, opinions, reports, or statements provided to the Committee by such persons or organizations.

      Delegation to Subcommittee. The Committee may delegate to a subcommittee of its members (including alternates) any of its functions, duties and authorities, on such terms and conditions and with such limitations (if any) as the Committee deems appropriate.

APPENDIX B

2004 EQUITY COMPENSATION PLAN

      1. Purpose. The KeyCorp 2004 Equity Compensation Plan is intended to promote the interests of the Corporation and its shareholders by providing equity-based incentives for effective service and high levels of performance to Employees selected by the Committee. To achieve these purposes, the Corporation may grant Awards of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units to selected Employees, all in accordance with the terms and conditions hereinafter set forth.

      2. Definitions.

      2.1 1934 Act. The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

      2.2 Acquisition Price. The term “Acquisition Price” with respect to Restricted Stock and Restricted Stock Units shall mean such amount, if any, required by applicable law or as may be otherwise specified by the Committee in the Award Instrument with respect to the Restricted Stock or Restricted Stock Units as the consideration to be paid by the Employee for the Restricted Stock or Restricted Stock Units.

      2.3 Award. The term “Award” shall mean an award granted under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, or Performance Units.

      2.4 Award Instrument. The term “Award Instrument” shall mean a written instrument evidencing an Award in such form and with such provisions as the Committee may prescribe, including, without limitation, an agreement to be executed by the Employee and the Corporation, a certificate issued by the Corporation, or a letter executed by the Committee or its designee. An Award Instrument may also be in an electronic medium. Acceptance of the Award Instrument by an Employee constitutes agreement to the terms of the Award evidenced thereby.

      2.5 Base Price. The term “Base Price” with respect to a Free-Standing SAR shall mean the price specified in an Award of Free-Standing SARs to be used as the basis for determining the amount to which a holder of a Free-Standing SAR is entitled upon the exercise of a Free-Standing SAR.

      2.6 Change of Control. A “Change of Control” shall be deemed to have occurred if, at any time after the date of the grant of the relevant Award, there is a Change of Control under any of clauses (a), (b), (c), or (d) below. For these purposes, the Corporation will be deemed to have become a subsidiary of another corporation if any other corporation (which term shall include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50 percent or more of the total combined outstanding voting power of all classes of stock of the Corporation or any successor to the Corporation.

(a)	A Change of Control will have occurred under this clause (a) if the Corporation is a party to a transaction pursuant to which the Corporation is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and either

(i)	immediately after giving effect to that transaction, less than 65% of the then outstanding voting securities of the surviving or resulting corporation or (if the Corporation becomes a subsidiary in the transaction) of the ultimate parent of the Corporation represent or were issued in exchange for voting securities of the Corporation outstanding immediately prior to the transaction, or

(ii)	immediately after giving effect to that transaction, individuals who were directors of the Corporation on the day before the first public announcement of (A) the pendency of the transaction or (B) the intention of any person or entity to cause the transaction to occur, cease for any reason to constitute at least 51% of the directors of the surviving or resulting corporation or (if the Corporation becomes a subsidiary in the transaction) of the ultimate parent of the Corporation.

(b)	A Change of Control will have occurred under this clause (b) if a tender or exchange offer shall be made and consummated for 35% or more of the outstanding voting stock of the Corporation or any person (as the term “person” is used in Section 13(d) and Section 14(d)(2) of the 1934 Act) is or becomes the beneficial owner of 35% or more of the outstanding voting stock of the Corporation or there is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form or report), each as adopted under the 1934 Act, disclosing the acquisition of 35% or more of the outstanding voting stock of the Corporation in a transaction or series of transactions by any person (as defined earlier in this clause (b)).

(c)	A Change of Control will have occurred under this clause (c) if either

(i)	without the prior approval, solicitation, invitation, or recommendation of the Corporation’s Board of Directors any person or entity makes a public announcement of a bona fide intention (A) to engage in a transaction with the Corporation that, if consummated, would result in a Change Event (as defined below in this clause (c)), or (B) to “solicit” (as defined in Rule 14a-1 under the 1934 Act) proxies in connection with a proposal that is not approved or recommended by the Corporation’s Board of Directors, or

(ii)	any person or entity publicly announces a bona fide intention to engage in an election contest relating to the election of directors of the Corporation (pursuant to Regulation 14A, including Rule 14a-11, under the 1934 Act), and, at any time within the 24 month period immediately following the date of the announcement of that intention, individuals who, on the day before that announcement, constituted the directors of the Corporation (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof unless both (A) the election, or the nomination for election by the Corporation’s shareholders, of each new director was approved by a vote of at least two-thirds of the Incumbent Directors in office at the time of the election or nomination for election of such new director, and (B) prior to the time that the Incumbent Directors no longer constitute a majority of the Board of Directors, the Incumbent Directors then in office, by a vote of at least 75% of their number, reasonably determine in good faith that the change in Board membership that has occurred before the date of that determination and that is anticipated to thereafter occur within the balance of the 24 month period to cause the Incumbent Directors to no longer be a majority of the Board of Directors was not caused by or attributable to, in whole or in any significant part, directly or indirectly, proximately or remotely, any event under subclause (i) or (ii) of this clause (c).

For purposes of this clause (c), the term “Change Event” shall mean any of the events described in the following subclauses (x), (y), or (z) of this clause (c):

(x)	A tender or exchange offer shall be made for 25% or more of the outstanding voting stock of the Corporation or any person (as the term “person” is used in Section 13(d) and Section 14(d)(2) of the 1934 Act) is or becomes the beneficial owner of 25% or more of the outstanding voting stock of the Corporation or there is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form, or report), each as adopted under the 1934 Act, disclosing the acquisition of 25% or more of the outstanding voting stock of the Corporation in a transaction or series of transactions by any person (as defined earlier in this subclause (x)).

(y)	The Corporation is a party to a transaction pursuant to which the Corporation is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and, after giving effect to such transaction, less than 50% of the then outstanding voting securities of the surviving or resulting corporation or (if the Corporation becomes a subsidiary in the transaction) of the ultimate parent of the Corporation represent or were issued in exchange for voting securities of the Corporation outstanding immediately prior to such transaction or less than 51% of the directors of the surviving or resulting corporation or (if the Corporation becomes a subsidiary in the transaction) of the ultimate parent of the Corporation were directors of the Corporation immediately prior to such transaction.

(z)	There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation.

(d)	A Change of Control will have occurred under this clause (d) if there is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation.

      2.7 Committee. The term “Committee” shall mean the Compensation Committee of the Board of Directors of the Corporation or such other committee or subcommittee as may be designated by the Board of Directors of the Corporation from time to time.

      2.8 Common Shares. The term “Common Shares” shall mean common shares of the Corporation, with a par value of $1 each.

      2.9 Corporation. The term “Corporation” shall mean KeyCorp and its successors, including the surviving or resulting corporation of any merger of KeyCorp with or into, or any consolidation of KeyCorp with, any other corporation or corporations.

      2.10 Covered Employee. The term “Covered Employee” shall mean an Employee who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

      2.11 Disability. The term “Disability” with respect to an Employee shall mean physical or mental impairment which entitles the Employee to receive disability payments under any long-term disability plan maintained by the Corporation.

      2.12 Effective Date. The term “Effective Date” shall mean March 18, 2004, the date the Plan is approved and adopted by the Board of Directors of the Corporation.

      2.13 Employee. The term “Employee” shall mean any individual employed by the Corporation or by any Subsidiary and shall include officers as well as all other employees of the Corporation or of any Subsidiary (including employees who are members of the Board of Directors of the Corporation or any Subsidiary).

      2.14 Employment Termination Date. The term “Employment Termination Date” with respect to an Employee shall mean the first date on which the Employee is no longer employed by the Corporation or any Subsidiary.

      2.15 Exercise Price. The term “Exercise Price” with respect to an Option shall mean the price specified in the Option at which the Common Shares subject to the Option may be purchased by the holder of the Option.

      2.16 Fair Market Value. Except as otherwise determined by the Committee at the time of the grant of an Award, the term “Fair Market Value” with respect to Common Shares shall mean: (a) if the Common Shares are traded on a national exchange, the mean between the high and low sales price per Common Share on that national exchange on the date for which the determination of fair market value is made or, if there are no sales of Common Shares on that date, then on the next preceding date on which there were any sales of Common Shares, or (b) if the Common Shares are not traded on a national exchange, the mean between the high and low sales price per Common Share in the over-the-counter market, National Market System, as reported by the National Quotations Bureau, Inc. and NASDAQ on the date for which the determination of fair market value is made or, if there are no sales of Common Shares on that date, then on the next preceding date on which there were any sales of Common Shares.

      2.17 Free-Standing Stock Appreciation Right. The term “Free-Standing Stock Appreciation Right” or “Free-Standing SAR” shall mean an Award granted to an Employee that is not granted in tandem with an Option that entitles the holder thereof to receive from the Corporation, upon exercise of the Free-Standing SAR or any portion of the Free-Standing SAR, an amount equal to 100% or such lesser percentage as the Committee may determine at the time of grant of the Award, of the excess, if any, measured at the time of the exercise of the Free-Standing SAR, of (a) the Fair Market Value of the Common Shares underlying the Free-Standing SARs being exercised over (b) the aggregate Base Price of those Common Shares underlying the Free-Standing SARs being exercised.

      2.18 Incentive Stock Option. The term “Incentive Stock Option” shall mean an Option intended by the Committee to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

      2.19 Limited Stock Appreciation Right. The term “Limited Stock Appreciation Right” or “Limited SAR” shall mean an Award granted to an Employee with respect to all or any part of any Option, that entitles the holder thereof to receive from the Corporation, upon exercise of the Limited SAR and surrender of the related Option, or any portion of the Limited SAR and the related Option, an amount equal to (unless the Committee specifies a lesser amount at the time of the grant of the Award):

(a)	in the case of a Limited SAR granted with respect to an Incentive Stock Option, 100% of the excess, if any, measured at the time of the exercise of the Limited SAR, of (i) the Fair Market Value of the Common Shares subject to the Incentive Stock Option with respect to which the Limited SAR is exercised over (ii) the Exercise Price of those Common Shares under the Incentive Stock Option, or

(b)	in the case of a Limited SAR granted with respect to a Nonqualified Option, 100% of the highest of:

(i)	the excess, measured at the time of the exercise of the Limited SAR, of (A) the Fair Market Value of the Common Shares subject to the Nonqualified Option with respect to which the Limited SAR is exercised over (B) the Exercise Price of those Common Shares under the Nonqualified Option,

(ii)	the excess of (A) the highest gross price (before brokerage commissions and soliciting dealers’ fees) paid or to be paid for a Common Share (whether in cash or in property and whether by way of exchange, conversion, distribution upon liquidation, or otherwise) in connection with any Change of Control multiplied by the number of Common Shares subject to the Nonqualified Option with respect to which the Limited SAR is exercised over (B) the Exercise Price of those Common Shares under the Nonqualified Option, or

(iii)	the excess of (A) the highest Fair Market Value of the Common Shares subject to the Nonqualified Option with respect to which the Limited SAR is exercised on any one day during the period beginning on the sixtieth day prior to the date on which the Limited SAR is exercised multiplied by the number of Common Shares subject to the Nonqualified Option with respect to which the Limited SAR is exercised over (B) the Exercise Price of those Common Shares under the Nonqualified Option.

      2.20 Nonqualified Option. The term “Nonqualified Option” shall mean an Option intended by the Committee not to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

      2.21 Option. The term “Option,” shall mean an Award entitling the holder thereof to purchase a specified number of Common Shares at a specified price during a specified period of time.

      2.22 Option Expiration Date. The term “Option Expiration Date” with respect to any Option shall mean the date selected by the Committee after which, except as provided in Section 11.4 in the case of the death of the Employee to whom the option was granted, the Option may not be exercised.

      2.23 Performance Goal. The term “Performance Goal” shall mean a performance goal specified by the Committee in connection with the potential grant of Performance Shares or Performance Units, or when so determined by the Committee, Options, SARs, Restricted Stock, and dividend credits pursuant to this Plan. Performance Goals may be described in terms of objectives that are related to the performance by the Corporation, by any Subsidiary, or by any Employee or group of Employees in connection with services performed by that Employee or those Employees for the Corporation, a Subsidiary, or any one or more subunits of the Corporation or of any Subsidiary. The Performance Goals may be made relative to the performance of other corporations. The Performance Goals applicable to any award to a Covered Employee will be based on, and described in terms of specified levels of, growth in, or ratios involving, one or more of the following criteria:

      (a) earnings per share;

      (b) total revenue;

      (c) net interest income

      (d) noninterest income;

      (e) net income;

      (f) net income before tax;

      (g) noninterest expense

      (h) efficiency ratio;

      (i) return on equity;

      (j) return on assets;

      (k) economic profit added;

      (l) loans;

      (m) deposits;

      (n) tangible equity;

      (o) assets

      (p) net charge-offs; and

      (q) nonperforming assets

      If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may in its discretion modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Internal Revenue Code of 1986, as amended. In such case, the Committee will not make any modification of the Performance Goals or minimum acceptable level of achievement.

      2.24 Performance Period. The term “Performance Period” shall mean such one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be relevant in connection with one or more Awards of Performance Shares or Performance Units.

      2.25 Performance Shares. The term “Performance Shares” shall mean an Award denominated in Common Shares and contingent upon attainment of one or more Performance Goals by the Corporation or a Subsidiary or any subunit of the Corporation or of any Subsidiary over a Performance Period.

      2.26 Performance Units. The term “Performance Units” shall mean a bookkeeping entry that records a unit equal to $1.00 awarded pursuant to Section 10 of this Plan, which are contingent upon attainment of one or more Performance Goals by the Corporation or a Subsidiary or any subunit of the Corporation or of any Subsidiary over a Performance Period.

      2.27 Plan. The term “Plan” shall mean this KeyCorp 2004 Equity Compensation Plan as from time to time hereafter amended in accordance with Section 21.1.

      2.28 Restricted Stock. The term “Restricted Stock” shall mean Common Shares of the Corporation delivered to an Employee pursuant to an Award subject to such restrictions, conditions and contingencies as the Committee may provide in the relevant Award Instrument, including (a) the restriction that the Employee not sell, transfer, otherwise dispose of, or pledge or otherwise hypothecate the Restricted Stock during the applicable Restriction Period, (b) the requirement that the Restriction Period will terminate or terminate early upon achievement of specified Performance Goals, (c) the requirement that, subject to the provisions of Section 11, if the Employee’s employment terminates so that the Employee is no longer employed by the Corporation or any Subsidiary before the end of the applicable Restriction Period, the Employee will offer to sell to the Corporation at the Acquisition Price each Common Share of Restricted Stock held by the Employee at the Employment Termination Date with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed, and (d) such other restrictions, conditions, and contingencies, if any, as the Committee may provide in the Award Instrument with respect to that Restricted Stock.

      2.29 Restricted Stock Units. The term “Restricted Stock Units” shall mean an Award pursuant to Section 9 of this Plan, whereby an Employee receives the right to receive Common Shares or the cash equivalent thereof at a specified time in the future in consideration of the performance of services, but subject to such restrictions, conditions and contingencies as the Committee may provide in the relevant Award Instrument.

      2.30 Restriction Period. The term “Restriction Period” with respect to an Award of Restricted Stock shall mean the period selected by the Committee and specified in the Award Instrument with respect to that Restricted Stock during which the Employee may not sell, transfer, otherwise dispose of, or pledge or otherwise hypothecate that Restricted Stock.

      2.31 Stock Appreciation Right. The term “Stock Appreciation Right” or “SAR” shall mean a right granted pursuant to Section 7 of this Plan, and will include Tandem Stock Appreciation Rights, Limited Stock Appreciation Rights and Free-Standing Stock Appreciation Rights.

      2.32 Subsidiary. The term “Subsidiary” shall mean any corporation, partnership, joint venture, or other business entity in which the Corporation owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock (in the case of a corporation) or other ownership interest (in the case of any entity other than a corporation).

      2.33 Tandem Stock Appreciation Right. The term “Tandem Stock Appreciation Right” or “Tandem SAR” shall mean an Award granted to an Employee with respect to all or any part of any Option that entitles the holder thereof to receive from the Corporation, upon exercise of the Tandem SAR and surrender of the related Option, or any portion of the Tandem SAR and the related Option, an amount equal to 100%, or such lesser percentage as the Committee may determine at the time of the grant of the Award, of the excess, if any, measured at the time of the exercise of the Tandem SAR, of (a) the Fair Market Value of the Common Shares subject to the Option with respect to which the Tandem SAR is exercised over (b) the Exercise Price of those Common Shares under the Option.

      2.34 Transferee. The term “Transferee” shall mean, with respect to Nonqualified Options only, any person or entity to which an Employee is permitted by the Committee to transfer or assign all or part of his or her Options.

      3. Administration. The Plan shall be administered by the Committee. No Award may be made under the Plan to any member or alternate member of the Committee. The Committee shall have authority, subject to the terms of the Plan, (a) to determine the Employees who are eligible to participate in the Plan, the type, size, and terms of Awards to be granted to any Employee, the time or times at which Awards shall be exercisable or at which restrictions, conditions, and contingencies shall lapse, and the terms and provisions of the instruments by which Awards shall be evidenced, (b) to establish any other restrictions, conditions, and contingencies on Awards in addition to those prescribed by the Plan, (c) to interpret the Plan, and (d) to make all determinations necessary for the administration of the Plan.

      The construction and interpretation by the Committee of any provision of the Plan or any Award Instrument delivered pursuant to the Plan and any determination by the Committee pursuant to any provision of the Plan or any Award Instrument shall be final and conclusive. No member or alternate member of the Committee shall be liable for any such action or determination made in good faith.

      The Committee may act only by a majority of its members. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, the Committee may authorize any one or more of their number or any officer of the Corporation to execute and deliver documents on behalf of the Committee and the Committee may delegate to one or more employees, agents, or officers of the Corporation, or to one or more third party consultants, accountants, lawyers, or other advisors, such ministerial duties related to the operation of the Plan as it may deem appropriate.

      4. Eligibility. Awards may be granted to Employees of the Corporation or any Subsidiary selected by the Committee in its sole discretion. The granting of any Award to an Employee shall not entitle that Employee to, nor disqualify the Employee from, participation in any other grant of an Award.

      5. Stock Subject to the Plan.

      5.1 Type of Stock. The stock that may be issued and distributed to Employees in connection with Awards granted under the Plan shall be Common Shares and may be authorized and unissued Common Shares, treasury Common Shares, or Common Shares acquired on the open market specifically for distribution under the Plan, as the Board of Directors may from time to time determine.

      5.2 Number of Shares Available. Subject to adjustment as provided in Section 5.3 and Section 14 of this Plan, the number of Common Shares that may be issued or transferred (a) upon the exercise of Options or Stock Appreciation Rights, (b) as Restricted Stock and released from a substantial risk of forfeiture thereof, (c) in payment of Restricted Stock Units, (d) in payment of Performance Shares or Performance Units that have been earned, (e) in payment of dividend equivalents paid with respect to Awards made under the Plan or (f) in payment of any other award pursuant to this Plan, following the Effective Date, shall not exceed in the aggregate 70,000,000 Common Shares, plus any shares described in Section 5.3.

      5.3 Adjustments. The number of shares available in Section 5.2 above shall be adjusted to account for shares relating to any awards that expire or are forfeited or that are transferred, surrendered or relinquished upon the payment of any exercise price by the transfer to the Corporation of Common Shares or upon satisfaction of any withholding amount, regardless of whether such expiration, forfeiture, transfer, surrender or relinquishment relates to awards that were granted under this Plan or any other plan of the Corporation, or before or after the Effective Date. Upon payment in cash of the benefit provided by any award granted under this Plan or under any other plan of the Corporation, at any time before or after the Effective Date, any shares that were covered by that award shall again be available for issue or transfer hereunder.

      5.4 Limits. Notwithstanding anything in this Section 5, or elsewhere in this Plan to the contrary and subject to adjustment as provided in Section 14 of this Plan:

(a)	the aggregate number of Common Shares actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options shall not exceed 15,000,000 Common Shares;

(b)	no Employee shall be granted Options or Stock Appreciation Rights, in the aggregate, for more than 1,000,000 Common Shares during any one calendar year;

(c)	the number of Common Shares that may be issued as Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units, shall not in the aggregate exceed 14,000,000 Common Shares; and

(d)	in no event shall any Employee in any calendar year receive Awards of Performance Shares, Performance Units and Restricted Stock with Performance Goals having an aggregate maximum value as of their respective dates of grant in excess of $7,500,000.

      6. Stock Options.

      6.1 Type and Date of Grant of Options.

(a)	The Award Instrument pursuant to which any Incentive Stock Option is granted shall specify that the Option granted thereby shall be treated as an Incentive Stock Option. The Award Instrument pursuant to which any Nonqualified Option is granted shall specify that the Option granted thereby shall not be treated as an Incentive Stock Option.

(b)	The day on which the Committee authorizes the grant of an Incentive Stock Option shall be the date on which that Option is granted.

(c)	The day on which the Committee authorizes the grant of a Nonqualified Option shall be considered the date on which that Option is granted, unless the Committee specifies a later date.

(d)	The Committee reserves the discretion after the date of grant of an Option to provide for (i) the payment of a cash bonus at the time of exercise; (ii) the availability of a loan at exercise; or (iii) the right to tender in satisfaction of the Exercise Price nonforfeitable, unrestricted Common Shares, which are already owned by the Employee and have a value at the time of exercise that is equal to the Exercise Price.

      6.2 Exercise Price. The Exercise Price under any Option shall be not less than the Fair Market Value of the Common Shares subject to the Option on the date the Option is granted.

      6.3 Option Expiration Date. The Option Expiration Date under any Option shall be not later than ten years from the date on which the Option is granted.

      6.4 Exercise of Options.

(a)	Except as otherwise provided in Section 11, an Option may be exercised only while the Employee to whom the Option was granted is in the employ of the Corporation or of a Subsidiary. Subject to this requirement, each Option shall become exercisable in one or more installments at the time or times provided in the Award Instrument evidencing the Option. Once any portion of an Option becomes exercisable, that portion shall remain exercisable until expiration or termination of the Option. An Employee to whom an Option is granted or, with respect to Nonqualified Options, the Employee’s Transferee may exercise the Option from time to time, in whole or in part, up to the total number of Common Shares with respect to which the Option is then exercisable, except that no fraction of a Common Share may be purchased upon the exercise of any Option.

(b)	The Award Instrument may provide that specified Performance Goals must be achieved as a condition to the exercise of any Option.

(c)	An Employee or, with respect to Nonqualified Options, any Transferee electing to exercise an Option shall deliver to the Corporation (i) the Exercise Price payable in accordance with Section 6.5 and (ii) written notice of the election that states the number of whole Common Shares with respect to which the Employee is exercising the Option.

(d)	The exercise of an Option will result in the cancellation on a share-by-share basis of any Tandem SAR and Limited SAR authorized under Section 7 of this Plan.

      6.5 Payment For Common Shares. Upon exercise of an Option by an Employee or, with respect to Nonqualified Options, any Transferee, the Exercise Price shall be payable by the Employee or Transferee in cash or in such other form of consideration as the Committee determines may be accepted, including without limitation, securities or other property, or any combination of cash, securities or other property or, to the extent permitted by applicable law, by delivery by the Employee or Transferee (with the written notice of election to exercise) of irrevocable instructions to a broker registered under the 1934 Act promptly to deliver to the Corporation the amount of sale or loan proceeds to pay the Exercise Price. The Committee, in its sole discretion, may grant to an Employee or, with respect to Nonqualified Options, any Transferee the right to transfer Common Shares acquired upon the exercise of a part of an Option in payment of the Exercise Price payable upon immediate exercise of a further part of the Option.

      6.6 Conversion of Incentive Stock Options. The Committee may at any time in its sole discretion take such actions as may be necessary to convert any outstanding Incentive Stock Option (or any installments or portions of installments thereof) into a Nonqualified Option with or without the consent of the Employee to whom that Incentive Stock Option was granted and whether or not that Employee is an Employee at the time of the conversion.

      6.7 Dividend Equivalents. The Committee may, at or after the date on which an Option is granted, provide for the payment of dividend equivalents to the holder of the Option on either a current or deferred or contingent basis or may provide that such equivalents will be credited against the Exercise Price.

      7. Stock Appreciation Rights.

      7.1 Grant of SARs.

(a)	The Committee may authorize the granting (i) to any holder of an Option, of Tandem SARs and Limited SARs in respect of Options granted hereunder, and (ii) to any Employee, of Free-Standing SARs. A Tandem SAR may be granted only in connection with an Option. A Tandem SAR granted in connection with an Incentive Stock Option may be granted only when the Incentive Stock Option is granted. A Tandem SAR granted in connection with a Nonqualified Option may be granted either when the related Nonqualified Option is granted or at any time thereafter including, in the case of any Nonqualified Option resulting from the conversion of an Incentive Stock Option, simultaneously with or after the conversion. Similarly, a Limited SAR may be granted only in connection with an Option. A Limited SAR granted in connection with an Incentive Stock Option may be granted only when the Incentive Stock Option is granted. A Limited SAR granted in connection with a Nonqualified Option may be granted either when the related Nonqualified Option is granted or at any time thereafter including, in the case of any Nonqualified Option resulting from the conversion of an Incentive Stock Option, simultaneously with or after the conversion. A Free-Standing SAR is not granted in tandem with an Option.

      7.2 Exercise of SARs.

(a)	An Employee electing to exercise an SAR shall deliver written notice to the Corporation of the election identifying the SAR and, with respect to Tandem SARs and Limited SARs, the related Option with respect to which the Tandem SAR or Limited SAR was granted to the Employee, and specifying the number of whole Common Shares with respect to which the Employee is exercising the SAR. Upon exercise of a Tandem SAR or Limited SAR, the related Option shall be deemed to be surrendered to the extent that the Tandem SAR or Limited SAR is exercised.

(b)	The Committee may specify in the Award Instrument pursuant to which SARs are granted that the amount payable on exercise of an SAR may not exceed a maximum specified by the Committee in the Award Instrument.

(c)	No SAR granted under this Plan may be exercised more than ten years from the date on which the SAR is granted.

(d)	The Committee may provide in the Award Instrument to which SARs are granted for the payment to the holder of the SAR of dividend equivalents thereon in cash or Common Shares on a current, deferred or contingent basis.

(e)	SARs may be exercised only (i) on a date when the SAR is “in the money” (i.e., when there would be positive consideration received upon exercise of the SAR), (ii) with respect to Tandem SARs and Limited SARs, at a time and to the same extent as the related Option is exercisable, (iii) with respect to Tandem SARs and Limited SARs, unless otherwise provided in the relevant Award Instrument, by surrender to the Corporation, unexercised, of the related Option or any applicable portion thereof, and (iv) in compliance with all restrictions set forth in or specified by the Committee

(f)	The Committee may specify in the Award Instrument pursuant to which any SAR is granted waiting periods and restrictions on permissible exercise periods in addition to the restrictions on exercise set forth in this Section 7.

(g)	The Committee may specify in the Award Instrument pursuant to which SARs are granted Performance Goals that must be achieved as a condition of the exercise of such SARs.

(h)	Each Award Instrument pursuant to which Free-Standing SARs are granted shall specify in respect of each Free-Standing SAR, a Base Price, which shall be equal to or greater than the Fair Market Value of the Common Shares subject to each Free-Standing SAR on the date the Free-Standing SAR is granted.

      7.3 Payment for SARs. The amount payable upon exercise of an SAR may be paid by the Corporation in cash or in whole Common Shares (taken at their Fair Market Value at the time of exercise of the SAR) or in a combination of cash and whole Common Shares and may either grant to the Employee or retain in the Committee the right to elect among those alternatives; provided, however, that in no event shall the total number of Common Shares that may be paid to an Employee pursuant to the exercise of a Tandem SAR or Limited SAR exceed the total number of Common Shares subject to the related Option.

      7.4 Termination, Amendment, or Suspension of SARs. SARs shall terminate and may no longer by exercised upon the first to occur of (a) with respect to Tandem SARs and Limited SARs, the exercise or termination of the related Option, (b) any termination date specified by the Committee at the time of grant of the SAR, or (c) with respect to Tandem SARs and Limited SARs, the transfer by the Employee of the related Option. In addition, the Committee may in its sole discretion at any time before the occurrence of a Change of Control amend, suspend, or terminate any SAR theretofore granted under the Plan without the holder’s consent; provided that, in the case of amendment, no provision of the SAR, as amended, shall be in conflict with any provision of the Plan.

      8. Restricted Stock.

      8.1 Conditions on Restricted Stock.

(a)	In addition to the restrictions on disposition of Restricted Stock during the Restriction Period and the requirement to offer Restricted Stock to the Corporation if the Employee’s employment terminates during the Restriction Period, the Committee may provide in the Award Instrument with respect to any Award of Restricted Stock other restrictions, conditions, and contingencies, which other restrictions, conditions, and contingencies, if any, may relate to, in addition to such other matters as the Committee may deem appropriate, the achievement of Performance Goals, the Employee’s personal performance, corporate performance, or the performance of any subunit of the Corporation or any Subsidiary, in each case measured in such manner as may be specified by the Committee. The Committee may impose different restrictions, conditions, and contingencies on separate Awards of Restricted Stock granted to different Employees, whether at the same or different times, and on separate Awards of Restricted Stock granted to the same Employee, whether at the same or different times. The Committee may specify a single Restriction Period for all of the Restricted Stock subject to any particular Award Instrument or may specify multiple Restriction Periods so that the restrictions with respect to the Restricted Stock subject to the Award will expire in stages according to a schedule specified by the Committee and set forth in the Award Instrument.

(b)	The Committee may specify in the Award Instrument pursuant to which the Restricted Stock is granted, that any or all dividends or other distributions paid on Restricted Stock during the Restriction Period be automatically deferred and reinvested in additional shares of Restricted Stock, which may be subject to the same restrictions as the underlying Award.

(c)	If so directed by the Committee, all certificates representing Restricted Stock may be held in custody by the Corporation until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Employee in whose name such certificates are registered, endorsed in blank and covering such Common Shares.

      8.2 Payment for Restricted Stock. Each Employee to whom an Award of Restricted Stock is made shall pay the Acquisition Price, if any, with respect to that Restricted Stock to the Corporation not later than 30 days after the delivery to the Employee of the Award Instrument with respect to that Restricted Stock. If any Employee fails to pay any Acquisition Price with respect to an Award of Restricted Stock within that 30 day period, the Employee’s right under that Award shall be forfeited.

      8.3 Rights as a Shareholder. Upon payment by an Employee in full of the Acquisition Price for Restricted Stock under an Award, the Employee shall have all of the rights of a shareholder with respect to the Restricted Stock, including voting and dividend rights, subject only to such restrictions and requirements referred to in Section 8.1 as may be incorporated in the Award Instrument with respect to that Restricted Stock.

      9. Restricted Stock Units.

      9.1 Grant of Restricted Stock Units.

(a)	Each grant or sale of Restricted Stock Units shall provide that the Restricted Stock Units shall be subject to deferral and a risk of forfeiture, as determined by the Committee on the date the Restricted Stock Units are granted, and may provide for the earlier lapse or other modification of such period in the event of a Change in Control.

(b)	Each Employee to whom an Award of Restricted Stock Units is made shall pay the Acquisition Price, if any, with respect to those Restricted Stock Units to the Corporation not later than 30 days after delivery to the Employee of the Award Instrument with respect to the Restricted Stock Units being granted. If any Employee fails to pay any Acquisition Price with respect to an Award of Restricted Stock Units within that 30 day period, the Employee’s right under that Award shall be forfeited.

      9.2 Payment for Restricted Stock Units. The Corporation shall pay each Employee who is entitled to payment for Restricted Stock Units an amount for those Restricted Stock Units (a) in cash, (b) in Common Shares, or (c) any combination of the foregoing, and may either grant to the Employee or retain in the Committee the right to elect among those alternatives.

      9.3 Rights as a Shareholder. During any time that the Restricted Stock Units are outstanding, the Employee shall have no right to transfer any rights under his or her Award, shall have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and shall have no right to vote them, but the Committee may, at or after the date on which the Restricted Stock Units are granted, authorize the payment of dividend equivalents on such Common Shares underlying the Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

      10. Performance Shares and Performance Units.

      10.1 Discretion of Committee with Respect to Performance Shares and Performance Units. The Committee shall have full discretion to select the Employees to whom Awards of Performance Shares and Performance Units are made, the number of Performance Shares or Performance Units to be granted to any Employee so selected, the kind and level of the Performance Goals and whether those Performance Goals are to apply to the Corporation, a Subsidiary, or any one or more subunits of the Corporation or of any Subsidiary, and the dates on which each Performance Period shall begin and end, and to determine the form and provisions of the Award Instrument to be used in connection with any Award of Performance Shares or Performance Units.

      10.2 Conditions to Payment for Performance Shares and Performance Units.

(a)	Unless otherwise provided in the relevant Award Instrument, an Employee must be employed by the Corporation or a Subsidiary on the last day of a Performance Period to be entitled to payment for any Performance Shares or Performance Units.

(b)	The Committee may establish, from time to time, one or more formulas to be applied against the Performance Goals to determine whether all, some portion but less than all, or none of the Performance Shares or Performance Units granted with respect to a Performance Period are treated as earned pursuant to any Award. An Employee will be entitled to receive payments with respect to any Performance Shares and Performance Units only to the extent that those Performance Shares or Performance Units, as the case may be, are treated as earned under one or more such formulas.

      10.3 Payment for Performance Shares and Performance Units. The Corporation shall pay each Employee who is entitled to payment for Performance Shares or Performance Units earned with respect to any Performance Period an amount for those Performance Shares or Performance Units, as the case may be, (a) in cash, (b) in Common Shares, (c) in Restricted Stock, or (d) any combination of the foregoing, and may either grant to the Employee or retain in the Committee the right to elect among those alternatives. Restricted Stock issued by the Corporation in payment of Performance Shares or Performance Units shall be subject to all the provisions of Section 8.

      11. Termination of Employment. After an Employee’s Employment Termination Date, the rules set forth in this Section 11 shall apply. All factual determinations with respect to the termination of an Employee’s employment that may be relevant under this Section 11 shall be made by the Committee in its sole discretion.

      11.1 Termination Other Than Upon Death, Disability, or Certain Retirements. Upon any termination of an Employee’s employment for any reason other than the Employee’s retirement (under any retirement plan of the Corporation or of a Subsidiary) as provided in Section 11.2, disability as provided on Section 11.3, or death as provided in Section 11.4:

(a)	Unless otherwise provided in the relevant Award Instrument, the Employee or, with respect to Nonqualified Options, any Transferee shall have the right (i) during the period ending six months after the Employment Termination Date, but not later than the Option Expiration Date, to exercise any Nonqualified Options and related Tandem SARs and Limited SARs that were outstanding on the Employment Termination Date, if and to the same extent as those Options, Tandem SARs and Limited SARs were exercisable by the Employee or Transferee (as the case may be) on the Employment Termination Date, (ii) during the period ending three months after the Employment Termination Date, but not later than the Option Expiration Date, to exercise any Incentive Stock Options and related Tandem SARs and Limited SARs that were outstanding on the Employment Termination Date, if and to the same extent as those Options and Tandem SARs and Limited SARs were exercisable by the Employee on the Employment Termination Date, and (iii) during the period ending six months after the Employment Termination Date, but not later than the date any Free-Standing SAR expires, to exercise any Free-Standing SARs that were outstanding on the Employment Termination Date, if and to the same extent as those Free-Standing SARs were exercisable by the Employee on the Employment Termination Date. Notwithstanding the preceding sentence, if within two years after a Change of Control an Employee’s Employment Termination Date occurs other than as a result of a Voluntary Resignation, unless otherwise provided in the relevant Award Instrument, the Employee or, with respect to Nonqualified Options, any Transferee shall have the right, during the Extended Period, but not later than the Option Expiration Date or the date of expiration of Free-Standing SARs, as the case may be, to exercise any Options and related SARs that were outstanding on the Employment Termination Date, if and to the same extent as those Options and SARs were exercisable by the Employee or Transferee (as the case may be) on the Employment Termination Date (even though, in the case of Incentive Stock Options, exercise of those Options more than three months after the Employment Termination Date may cause the Option to fail to qualify for Incentive Stock Option treatment under the Internal Revenue Code of 1986, as amended). As used in the immediately preceding sentence, the term “Extended Period” means the longer of the period that the Option or SAR would otherwise be exercisable in the absence of the immediately preceding sentence or the period ending with the second anniversary date of the Change of Control and the term “Voluntary Resignation” means that the Employee shall have terminated his or her employment with the Corporation and its Subsidiaries by voluntarily resigning at his or her own instance without having been requested to so resign by the Corporation or its Subsidiaries except that any resignation by the Employee will not be deemed to be a Voluntary Resignation if, after the Change of Control, the Employee’s base salary was reduced or the Employee was required to relocate his or her principal place of employment more than 35 miles;

(b)	Unless otherwise provided in the relevant Award Instrument, the Employee shall offer for resale at the Acquisition Price, if any, to the Corporation each Common Share of Restricted Stock and each Restricted Stock Unit held by the Employee at the Employment Termination Date with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed; and

(c)	Unless otherwise provided in the relevant Award Instrument, the Employee shall forfeit each Performance Share with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed.

      11.2 Termination Due To Certain Retirements. Upon any termination of an Employee’s employment with the Corporation or any Subsidiary under circumstances entitling the Employee to immediate payment of normal retirement or early retirement benefits under any retirement plan of the Corporation or of a Subsidiary (whether the Employee elects to commence or defer receipt of such payment):

(a)	Unless otherwise provided in the relevant Award Instrument, the Employee or, with respect to Nonqualified Options, any Transferee shall have the right (i) to exercise, from time to time during the period ending three years after the Employment Termination Date, but not later than the Option Expiration Date, any Nonqualified Options and related Tandem SARs and Limited SARs that were outstanding on the Employment Termination Date, if and to the same extent as those Options, Tandem SARs and Limited SARs were exercisable by the Employee or Transferee (as the case may be) on the Employment Termination Date, (ii) to exercise, from time to time during the period ending three years after the Employment Termination Date, but no later than the Option Expiration Date, any Incentive Stock Options and related Tandem SARs and Limited SARs that were outstanding on the Employment Termination Date, if and to the same extent as those Options, Tandem SARs and Limited SARs were exercisable by the Employee on the Employment Termination Date (even though exercise of the Incentive Stock Option more than three months after the Employment Termination Date may cause the Option to fail to qualify for Incentive Stock Option treatment under the Internal Revenue Code of 1986, as amended) and (iii) to exercise, from time to time during the period ending three years after the Employment Termination Date, but not later than the date any Free-Standing SAR expires, any Free-Standing SARs that were outstanding on the Employment Termination Date, if and to the same extent as those Free-Standing SARs were exercisable by the Employee on the Employment Termination Date;

(b)	The relevant Award Instrument may provide that the Employee or, with respect to Nonqualified Options, any Transferee will have the right to exercise, from time to time until not later than the expiration of the relevant Award, Nonqualified Stock Options, Incentive Stock Options and SARs to the extent such Options and SARs become exercisable by their terms prior to the expiration of the relevant Award (or such earlier date as specified in the relevant Award Instrument), notwithstanding the fact that such Options and SARs were not exercisable in whole or in part (whether because a condition to exercise had not yet occurred or a specified time period had not yet elapsed or otherwise) on the Employment Termination Date;

(c)	Unless otherwise provided in the relevant Award Instrument, the Employee shall offer for resale at the Acquisition Price, if any, to the Corporation each Common Share of Restricted Stock and each

Restricted Stock Unit held by the Employee at the Employment Termination Date with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed; and

(d)	Unless otherwise provided in the relevant Award Instrument, the Employee shall forfeit each Performance Share with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed.

      11.3 Termination Due To Disability. Upon any termination of an Employee’s employment due to disability:

(a)	Unless otherwise provided in the relevant Award Instrument, the Employee, the Employee’s attorney in fact or legal guardian or, with respect to Nonqualified Options, any Transferee shall have the right (i) to exercise, from time to time during the period ending three years after the Employment Termination Date, but not later than the Option Expiration Date, any Nonqualified Options and related Tandem SARs and Limited SARs that were outstanding on the Employment Termination Date, if and to the same extent those Options, Tandem SARs and Limited SARs were exercisable by the Employee or Transferee (as the case may be) on the Employment Termination Date, (ii) to exercise, from time to time during the period ending three years after the Employment Termination Date, but no later than the Option Expiration Date, any Incentive Stock Options and related Tandem SARs and Limited SARs that were outstanding on the Employment Termination Date, if and to the same extent as those Options and Tandem SARs and Limited SARs were exercisable by the Employee on the Employment Termination Date (even though exercise of the Incentive Stock Option more than one year after the Employment Termination Date may cause the Option to fail to qualify for Incentive Stock Option treatment under the Internal Revenue Code of 1986, as amended), and (iii) to exercise, from time to time during the period ending three years after the Employment Termination Date, but not later than the date any Free-Standing SAR expires, any Free-Standing SARs that were outstanding on the Employment Termination Date, if and to the same extent as those Free-Standing SARs were exercisable by the Employee on the Employment Termination Date;

(b)	Unless otherwise provided in the relevant Award Instrument, the Employee shall offer for resale at the Acquisition Price, if any, to the Corporation each Common Share of Restricted Stock and each Restricted Stock Unit held by the Employee at the Employment Termination Date with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed; and

(c)	Unless otherwise provided in the relevant Award Instrument, the Employee shall forfeit each Performance Share with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed.

      11.4 Death of an Employee. Upon the death of an Employee while employed by the Corporation or any Subsidiary or within any of the periods referred to in any Section 11.1, 11.2, or 11.3 during which any particular Option or SAR remains potentially exercisable:

(a)	Unless otherwise provided in the relevant Award Instrument, if the Option Expiration Date of any Nonqualified Option that had not expired before the Employee’s death would otherwise expire before the first anniversary of the Employee’s death, that Option Expiration Date shall automatically be extended to the first anniversary of the Employee’s death or such other date as provided in the relevant Award Instrument provided that the Option Expiration Date shall not be extended beyond the date that is ten years from the date on which the Option was granted;

(b)	Unless otherwise provided in the relevant Award Instrument, the Employee’s executor or administrator, the person or persons to whom the Employee’s rights under any Option or SAR are transferred by will or the laws of descent and distribution or, with respect to Nonqualified Options, any Transferee shall have the right to exercise, from time to time during the period ending three years after the date of the Employee’s death, but not later than the expiration of the relevant Award, any Options and SARs that were outstanding on the date of the Employee’s death, if and to the same extent as those Options and SARs were exercisable by the Employee or Transferee (as the case may be) on the date of the Employee’s death;

(c)	Unless otherwise provided in the relevant Award Instrument, the Employee shall offer for resale at the Acquisition Price, if any, to the Corporation each Common Share of Restricted Stock and each Restricted Stock Unit held by the Employee at the Employment Termination Date with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed; and

(d)	Unless otherwise provided in the relevant Award Instrument, the Employee shall forfeit each Performance Share with respect to which, as of that date, any restrictions, conditions, or contingencies have not lapsed.

      12. Acceleration Upon Change of Control. Unless otherwise specified in the relevant Award Instrument, upon the occurrence of a Change of Control of the Corporation, each Award theretofore granted to any Employee that then remains outstanding shall be automatically treated as follows: (a) any outstanding Option shall become immediately exercisable in full, (b) Tandem SARs and Limited SARs related to any such Options shall also become immediately exercisable in full, (c) any outstanding Free-Standing SAR shall become exercisable in full, (d) the Restriction Period with respect to all outstanding Awards of Restricted Stock shall immediately terminate, (e) the restrictions, conditions or contingencies on any Restricted Stock Units shall immediately terminate, and (f) the restrictions, conditions, or contingencies on any Performance Shares and Performance Units shall be modified in such manner as the Committee may specify to give the Employee the benefit of those Performance Shares or Performance Units through the date of Change of Control.

      13. Restrictions.

      13.1 Assignment and Transfer. Nonqualified Options may not be assigned or transferred (other than by will or by the laws of descent and distribution) unless the Committee, in its sole discretion, determines to allow such assignment or transfer and, if the Committee determines to allow any such assignment or transfer, the Transferee shall have the power to exercise such Nonqualified Option in accordance with the terms of the Award and the provisions of this Plan. No Incentive Stock Option, SAR, Restricted Stock during the Restriction Period, Restricted Stock Unit or Performance Share may be transferred other than by will or by the laws of descent and distribution. During an Employee’s lifetime, only the Employee (or in the case of incapacity of an Employee, the Employee’s attorney in fact or legal guardian) may exercise any Incentive Stock Option or SAR.

      13.2 Further Restrictions. The Committee may specify at the date of grant of any Award that part or all of the Common Shares that are (i) to be issued or transferred by the Corporation upon the exercise of Options or SARs, upon the termination of any period of deferral applicable to Restrict Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the Restriction Period, will be subject to further restrictions on transfer.

      14. Adjustment Upon Changes in Common Shares. Automatically and without Committee action, in the event of any stock dividend, stock split, or share combination of the Common Shares, or by appropriate Committee action in the event of any reclassification, recapitalization, merger, consolidation, other form of business combination, liquidation, or dissolution involving the Corporation or any spin-off or other distribution to shareholders of the Corporation (other than normal cash dividends), appropriate adjustments to (a) the maximum number of Common Shares that may be issued under the Plan pursuant to Section 5, the maximum number of Common Shares that may be issued under the Plan pursuant to Incentive Stock Options as provided in Section 5, the maximum number of Common Shares that may be issued under the Plan as Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units, and the maximum number of Common Shares with respect to which any Employee may receive Awards during any calendar year or calendar years as provided in Section 5, and (b) the number and kind of shares subject to, the price per share under, and the terms and conditions of each then outstanding Award shall be made to the extent necessary and in such manner that the benefits of Employees under all then outstanding Awards shall be maintained substantially as before the occurrence of such event. Any such adjustment shall be conclusive and binding for all purposes of the Plan and shall be effective, in the event of any stock dividend, stock split, or share combination, as of the date of such stock dividend, stock split, or share combination, and in all other cases, as of such date as the Committee may determine. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan, such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced.

      15. Purchase For Investment. Each person acquiring Common Shares pursuant to any Award may be required by the Corporation to furnish a representation that he or she is acquiring the Common Shares so acquired as an investment and not with a view to distribution thereof if the Corporation, in its sole discretion, determines that such representation is required to insure that a resale or other disposition of the Common Shares would not involve a violation of the Securities Act of 1933, as amended, or of applicable blue sky laws. Any investment representation so furnished shall no longer be applicable at any time such representation is no longer necessary for such purposes.

      16. Withholding of Taxes. The Corporation will withhold from any payments of cash made pursuant to the Plan such amount as is necessary to satisfy all applicable Federal, state, and local withholding tax obligations. The Committee may, in its discretion and subject to such rules as the Committee may adopt from time to time, permit or require an Employee (or other person exercising an Option with respect to withholding taxes upon exercise of such Option) to satisfy, in whole or in part, any withholding tax obligation that may arise in connection with the grant of an Award, the lapse of any restrictions with respect to an Award, the acquisition of Common Shares pursuant to any Award, or the disposition of any Common Shares received pursuant to any Award by having the Corporation hold back some portion of the Common Shares that would otherwise be delivered pursuant to the Award or by delivering to the Corporation an amount equal to the withholding tax obligation arising with respect to such grant, lapse, acquisition, or disposition in (a) cash, (b) Common Shares, or (c) such combination of cash and Common Shares as the Committee may determine. The Fair Market Value of the Common Shares to be so held back by the Company or delivered by the Employee shall be determined as of the date on which the obligation to withhold first arose.

      17. Harmful Activity. If an Employee shall engage in any “harmful activity” prior to or within six months after termination of employment with Key, then (a) any shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units held by the Employee that have vested, (b) any Profits realized upon the exercise of any Covered Option or SAR and (c) any Profits realized upon the sale of any vested shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, on or after one year prior to the termination of employment with Key shall inure to the Corporation. The aforementioned restriction shall not apply in the event that employment with Key terminates within two years after a Change of Control of the Corporation if any of the following have occurred: a relocation of an Employee’s principal place of employment more than 35 miles from an Employee’s principal place of employment immediately prior to the Change of Control, a reduction in an Employee’s base salary after a Change of Control, or termination of employment under circumstances in which an Employee is entitled to severance benefits or salary continuation or similar benefits under a change of control agreement, employment agreement, or severance or separation pay plan. If any vested shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units or any Profits realized upon the exercise of any Covered Option or SAR or upon the sale of any vested shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units inure to the benefit of the Corporation in accordance with the first sentence of this paragraph, an Employee shall provide all such forfeited Awards and pay all such Profits to the Corporation within 30 days after first engaging in any harmful activity and all Awards that have not yet vested and all unexercised Covered Options or SARs shall immediately be forfeited and canceled. Consistent with the provisions of Section 3 of the Plan, the determination by the Committee as to whether an Employee engaged in “harmful activity” prior to or within six months after termination of employment with Key shall be final and conclusive. Unless otherwise provided in the relevant Award Instrument, the provisions of Section 17 shall apply to all Awards made under the Plan

      A “harmful activity” shall have occurred if an Employee shall do any one or more of the following:

(a)	Use, publish, sell, trade or otherwise disclose Non-Public Information of the Key unless such prohibited activity was inadvertent, done in good faith and did not cause significant harm to Key.

(b)	After notice from the Corporation, fail to return to Key any document, data, or thing in an Employee’s possession or to which an Employee has access that may involve Non-Public Information of Key.

(c)	After notice from the Corporation, fail to assign to Key all right, title, and interest in and to any confidential or non-confidential Intellectual Property which an Employee created, in whole or in part, during employment with Key, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property.

(d)	After notice from the Corporation, fail to agree to do any acts and sign any document reasonably requested by Key to assign and convey all right, title, and interest in and to any confidential or non-confidential Intellectual Property which an Employee created, in whole or in part, during employ-

ment with Key, including, without limitation, the signing of patent applications and assignments thereof.

(e)	Upon an Employee’s own behalf or upon behalf of any other person or entity that competes or plans to compete with Key, solicit or entice for employment or hire any Employee of Key.

(f)	Upon an Employee’s own behalf or upon behalf of any other person or entity that competes or plans to compete with Key, call upon, solicit, or do business with (other than business which does not compete with any business conducted by Key) any customer of Key an Employee called upon, solicited, interacted with, or became acquainted with, or learned of through access to information (whether or not such information is or was non-public) while employed at Key unless such prohibited activity was inadvertent, done in good faith, and did not involve a customer whom an Employee should have reasonably known was a customer of Key.

(g)	Upon an Employee’s own behalf or upon behalf of any other person or entity that competes or plans to compete with Key, engage in any business activity in competition with Key in the same or a closely related activity that an Employee was engaged in for Key during the one year period prior to the termination of employment.

      For purposes of this Section 17:

“Covered Option or SAR” means any Option or SAR granted under this Plan unless the granting resolution expressly excludes the Option or SAR from the provisions of this Section 17.

“Intellectual Property” shall mean any invention, idea, product, method of doing business, market or business plan, process, program, software, formula, method, work of authorship, or other information, or thing.

“Key” shall mean the Corporation and its Subsidiaries collectively.

“Non-Public Information” shall mean, but is not limited to, trade secrets, confidential processes, programs, software, formulas, methods, business information or plans, financial information, and listings of names (e.g., employees, customers, and suppliers) that are developed, owned, utilized, or maintained by an employer such as Key, and that of its customers or suppliers, and that are not generally known by the public.

“Profit” shall mean, (1) with respect to any Covered Option or SAR, the spread between the Fair Market Value of a Common Share on the date of exercise and the exercise price or the Base Price, as the case may be, multiplied by the number of shares exercised under the Covered Option or SAR; and (2) with respect to any shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, any profit realized upon the sale of any Common Shares that were acquired upon the vesting of such Awards.

      18. Awards in Substitution for Awards Granted by Other Companies. Awards, whether Incentive Stock Options, Nonqualified Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, may be granted under the Plan in substitution for awards held by employees of a company who become Employees of the Corporation or a Subsidiary as a result of the merger or consolidation of the employer company with the Corporation or a Subsidiary, or the acquisition by the Corporation or a

Subsidiary of the assets of the employer company, or the acquisition by the Corporation or a Subsidiary of stock of the employer company as a result of which it becomes a Subsidiary. The terms, provisions, and benefits of the substitute Awards so granted may vary from the terms, provisions and benefits set forth in or authorized by the Plan to such extent as the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the terms, provisions, and benefits of the awards in substitution for which they are granted.

      19. Legal Requirements. No Awards shall be granted and the Corporation shall have no obligation to make any payment under the Plan, whether in Common Shares, cash, or any combination thereof, unless such payment is, without further action by the Committee, in compliance with all applicable Federal and state laws and regulations, including, without limitation, the United States Internal Revenue Code and Federal and state securities laws.

      20. Duration and Termination of the Plan. The Plan shall become effective and shall be deemed to have been adopted on the Effective Date; provided, however, that if the Plan is not approved by the affirmative vote of the holders of the requisite number of outstanding Common Shares on or prior to December 31, 2004, the Plan shall be void and of no further effect. The Plan shall remain in effect until the date that is 10 years from the Effective Date. All grants made on or prior to such date of termination will continue in effect thereafter subject to the terms thereof and of this Plan.

      21. Miscellaneous.

      21.1 Amendments. The Board of Directors, or a duly authorized committee thereof, may alter or amend the Plan from time to time prior to its termination in any manner the Board of Directors, or such duly authorized committee, may deem to be in the best interests of the Corporation and its shareholders, except that no amendment may be made without shareholder approval if shareholder approval is required by any applicable securities law or tax law, or is required by the rules of any exchange on which the Common Shares of the Corporation are traded or, if the Common Shares are not listed on an exchange, by the rules of the registered national securities association through whose inter-dealer quotation system the Common Shares are quoted. The Committee shall have the authority to amend these terms and conditions applicable to outstanding Awards (a) in any case where expressly permitted by the terms of the Plan or of the relevant Award Instrument or (b) in any other case with the consent of the Employee to whom the Award was granted. Except as expressly provided in the Plan or in the Award Instrument evidencing the Award, the Committee may not, without the consent of the holder of an Award granted under the Plan, amend the terms and conditions applicable to that Award in a manner adverse to the interests of the Employee.

      21.2 Deferral. The Committee also may permit Employees to elect to defer the issuance of Common Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

      21.3 Conditions. The Committee may condition the grant of any Award or combination of Awards authorized under this Plan on the surrender or deferral by the Employee of his or her right to receive a cash bonus or other compensation otherwise payable by the Corporation or a Subsidiary to the Employee.

      21.4 Acceleration. In case of termination of employment by reason of death, disability or normal or early retirement, or in the case of hardship or other special circumstances, of an Employee who holds an Option or SAR not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the any period of deferral has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 13(b) of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option or SAR may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such period of deferral will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such Award.

      22. Plan Noncontractual. Nothing herein contained shall be construed as a commitment to or agreement with any person employed by the Corporation or a Subsidiary to continue such person’s employment with the Corporation or the Subsidiary, and nothing herein contained shall be construed as a commitment or agreement on the part of the Corporation or any Subsidiary to continue the employment or the annual rate of compensation of any such person for any period. All Employees shall remain subject to discharge to the same extent as if the Plan had never been put into effect.

      23. Interest of Employees. Any obligation of the Corporation under the Plan to make any payment at any future date merely constitutes the unsecured promise of the Corporation to make such payment from its general assets in accordance with the Plan, and no Employee shall have any interest in, or lien or prior claim upon, any property of the Corporation or any Subsidiary by reason of that obligation.

      24. Fractional Shares. The Corporation will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

      25. Foreign Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Employees who are foreign nationals or who are employed by the Corporation or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Corporation may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Corporation.

      26. Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm, or corporation any legal or equitable right against the Corporation or any Subsidiary, their officers, employees, agents, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

      27. Absence of Liability. No member of the Board of Directors of the Corporation or a Subsidiary, of the Committee, of any other committee of the Board of Directors, or any officer or Employee of the Corporation or a Subsidiary shall be liable for any act or action under the Plan, whether of commission or omission, taken by any other member, or by any officer, agent, or Employee, or except in circumstances involving his bad faith or willful misconduct, for anything done or omitted to be done by himself.

      28. Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.

      29. Governing Law. The provisions of the Plan shall be governed and construed in accordance with the internal substantive laws of the State of Ohio.

APPENDIX C

KEYCORP

ANNUAL PERFORMANCE PLAN

1.	Purpose. The purpose of the KeyCorp (the “Company”) Annual Performance Plan (the “Plan”) is to promote the profitable growth of the Company by:

(a)	Providing rewards for achieving specified performance goals.

(b)	Recognizing corporate, business unit and individual performance and achievement.

(c)	Attracting, motivating and retaining superior executive talent.

2.	Administration. The Compensation Committee (the “Committee”) will approve the goals, participation, target bonus awards, actual bonus awards, timing of payment and other actions necessary to the administration of the Plan, based on the recommendations of senior management. It is the responsibility of senior management of the Company to execute the provisions of the Plan in accordance with the Committee’s directions.

3.	Participation. The participant group will consist of the Chief Executive Officer and any officer of the Company reporting directly to the Chief Executive Officer.

4.	Establishment of Incentive Opportunities.

(a)	On or before March 30 of each year, the Committee shall select objective performance goals (the “Corporate Performance Goals”) to be used in determining an aggregate amount to be distributed under the Plan (the “Aggregate Incentive Opportunity”). The Aggregate Incentive Opportunity will be a dollar amount calculated by reference to specified levels of, growth in, or ratios involving, the Corporate Performance Goals, which may include any one or more of the following:

(i)	Earnings per share

(ii)	Total revenue

(iii)	Net interest income

(iv)	Noninterest income

(v)	Net income

(vi)	Net income before tax

(vii)	Noninterest expense

(viii)	Efficiency ratio

(ix)	Return on equity

(x)	Return on assets

(xi)	Economic profit added

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(xii)	Loans

(xiii)	Deposits

(xiv)	Tangible Equity

(xv)	Assets

(xvi)	Net Charge-Offs

(xvii)	Nonperforming assets

The Corporate Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of any subsidiary, division, department, or region of, or function with, the Company. The Corporate Performance Goals may be made relative to the performance of other corporations.

(b)	On or before March 30 of each year, the Committee will assign a percentage share of the Aggregate Incentive Opportunity to each participant (the “Individual Incentive Opportunity”). The sum of all Individual Incentive Opportunities will not exceed 100% of the Aggregate Incentive Opportunity. No participant will be assigned an Individual Incentive Opportunity of greater than $7,500,000.

(c)	A participant’s Individual Incentive Opportunity in any year is the maximum amount that a participant can receive under this Plan in that year. Whether or not a participant will receive all or any portion of his or her Individual Incentive Opportunity will be based on the achievement of corporate and business unit financial and strategic objectives established for the year (which may be based on the Corporate Performance Goals selected for the year, any of the other performance goals listed above or any other measure) and on the achievement of individual goals (collectively, the “Individual Performance Goals”). The Committee will establish the Individual Performance Goals, including the relative allocations to corporate, business unit and individual performance annually for each participant.

5.	Award Determination.

(a)	At the end of each year, the Committee will determine the Aggregate Incentive Opportunity based on the results of the Corporate Performance Goals.

(b)	At the end of each year, the Committee will assess each participant’s performance against the Individual Performance Goals and will make a determination as to whether, and to what extent, the goals have been achieved. Based on this assessment, the Committee will determine whether the participant is entitled to all of his or her Individual Incentive Opportunity or whether a lesser amount (or none at all) has been earned.

6.	Bonus Payments. Awards under the Plan will be paid in cash not later March 15 of each year, provided that the provisions of the Company’s Annual Incentive Plan as they relate to Automatic Deferral shall apply to awards hereunder and further provided that awards or portions thereof may be deferred under the Company’s Deferred Compensation Plan.

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APPENDIX D

KEYCORP AUDIT COMMITTEE

POLICY STATEMENT ON INDEPENDENT AUDITING FIRM’S

SERVICES AND RELATED FEES

      The Audit Committee is responsible for the annual engagement of an independent auditing firm for audit and audit-related services and for pre-approval of any tax or other services to be provided by such firm, and for approval of all fees paid to the independent auditing firm.

      Audit services encompass audits of subsidiary companies and include not only those services necessary to perform an audit or review in accordance with generally accepted auditing standards, but also those services that only the independent auditing firm can reasonably provide such as comfort letters, statutory audits, and consents and assistance with and review of Securities Exchange Commission filings.

      Audit-related services include those services performed in the audits of the Corporation’s employee benefit plans; issuance of internal control reports; due diligence related to mergers and acquisitions; and consultation concerning financial accounting and reporting standards. The nature of audit-related services is such that they do not compromise the audit firm’s independence and it is impractical and cost inefficient to engage firms other than that of the independent auditors for such services.

      Any audit-related, tax or other services not incorporated in the scope of services preapproved at the time of the approval of the annual audit engagement, and that are proposed subsequent to that approval, require the pre-approval of the Audit Committee which may be delegated to the Committee Chair, whose action on the request shall be reported at the next meeting of the full Committee. Audit-related, tax and other services incorporated in the scope of services pre-approved at the time of the approval of the annual audit engagement, and which are recurring in nature, do not require recurring pre-approvals.

      Even though pre-approved, all audit-related, tax and other services performed during each calendar quarter by the Corporation’s independent audit firm, and related fees, shall be reported to the Audit Committee no later than its first meeting following commencement of the services.

      The foregoing procedures apply to retention of the independent auditing firm for the Corporation and all consolidated affiliates. All services of any nature provided by the Corporation’s independent auditing firm to entities affiliated with but unconsolidated by the Corporation, and related fees, shall be reported to the Audit Committee no later than its first meeting following commencement of the services.

      This policy statement is based on four guiding principles: KeyCorp’s independent auditing firm should not (1) audit its own work; (2) serve as a part of management; (3) act as an advocate of KeyCorp; (4) be a promoter of KeyCorp’s stock or other financial interests. Accordingly, the following is an illustrative but not necessarily exhaustive list of prohibited services.

      Examples of services that may not be provided to KeyCorp by its independent auditing firm:

Bookkeeping or other services related to the accounting records or financial statements;

Financial information systems design and development;

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Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

Actuarial services;

Internal audit outsourcing services;

Management functions including human resources searches;

Broker-dealer, investment advisor or investment banking services;

Legal services;

Expert services unrelated to the audit;

Executive tax return preparation, including such work for expatriates; and

Any other service that the Public Company Accountability Oversight Board determines, by regulation, is impermissible.

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MR A SAMPLE
DESIGNATION (IF ANY)
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☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

A Election of Directors        PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 — Alexander M. Cutler	☐	☐
02 — Douglas J. McGregor	☐	☐
03 — Eduardo R. Menascé	☐	☐

	For	Withhold
04 — Henry L. Meyer III	☐	☐
05 — Peter G. Ten Eyck, II	☐	☐

B Issues
The Board of Directors recommends a vote FOR Issues 2, 3 and 4.

	For	Against	Abstain
2. Approval of the KeyCorp 2004 Equity Compensation Plan.	☐	☐	☐
3. Approval of the KeyCorp Annual Performance Plan.	☐	☐	☐
4. Ratification of the appointment of independent auditors.	☐	☐	☐

C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the listed nominees and FOR Issues 2, 3 and 4.

In accordance with their judgment, the proxies are authorized to vote upon any other matters that may properly come before the meeting. The signer hereby transfers all power heretofore given by the signer to vote at the said meeting or any adjournment thereof.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
		/	/

1 U P X            H H H            P P P P            0031111            +

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Proxy

Proxy Solicited on Behalf of the Board of Directors of
KeyCorp for the Annual Meeting on May 13, 2004

The undersigned hereby constitutes and appoints Henry L. Meyer III, Paul N. Harris, and Thomas C. Stevens, and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of KeyCorp to be held on May 13, 2004, and at any adjournments or postponements thereof, on all matters properly coming before said meeting.

1.	Election of Directors: The nominees of the Board of Directors to the class whose term of office will expire in 2007 are: Alexander M. Cutler, Douglas J. McGregor, Eduardo R. Menascé, Henry L. Meyer III and Peter G. Ten Eyck, II.

2.	Approval of the KeyCorp 2004 Equity Compensation Plan.

3.	Approval of the KeyCorp Annual Performance Plan.

4.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2004.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation.

SEE REVERSE SIDE

Internet and Telephone Voting Instructions

You can vote by telephone OR Internet! Available 24 Hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)

•	Call toll free 1-866-416-8386 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.

To vote using the Internet

•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

•	Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 13, 2004. THANK

YOU FOR VOTING

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